Exhibit 10.1
LEASE
from:
KNIGHTSBRIDGE REALTY L.L.C.
Lessor
to:
TOLLGRADE COMMUNICATIONS INC.
Lessee
Building:
30 Knightsbridge, Building 6
Piscataway, New Jersey

TABLE OF CONTENTS

1. DESCRIPTION:	4

2. TERM:	4

3. BASIC RENT:	4

4. USE AND OCCUPANCY:	4

5. CARE AND REPAIR OF PREMISES/ENVIRONMENTAL:	4

6. ALTERATIONS, ADDITIONS OR IMPROVEMENTS:	7

7. ACTIVITIES INCREASING FIRE INSURANCE RATES:	7

8. ASSIGNMENT AND SUBLEASE:	7

9. COMPLIANCE WITH RULES AND REGULATIONS:	11

10. DAMAGES TO BUILDING:	11

11. EMINENT DOMAIN:	11

12. INSOLVENCY OF LESSEE:	12

13. LESSOR’S REMEDIES ON DEFAULT:	12

14. DEFICIENCY:	12

15. SUBORDINATION OF LEASE:	13

16. SECURITY DEPOSIT:	14

17. RIGHT TO CURE LESSEE’S BREACH:	14

18. MECHANIC’S LIENS:	14

19. RIGHT TO INSPECT AND REPAIR:	14

20. SERVICES TO BE PROVIDED BY LESSOR/LESSOR’S EXCULPATION:	15

21. INTERRUPTION OF SERVICES OR USE:	15

22. BUILDING STANDARD OFFICE ELECTRICAL SERVICE:	16

23. ADDITIONAL RENT:	18

24. LESSEE’S ESTOPPEL:	22

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25. HOLDOVER TENANCY:	22

26. RIGHT TO SHOW PREMISES:	22

27. LESSOR’S WORK — LESSEE’S DRAWINGS:	22

28. WAIVER OF TRIAL BY JURY:	23

29. LATE CHARGE:	23

30. LESSEE’S INSURANCE:	23

31. NO OTHER REPRESENTATIONS:	25

32. QUIET ENJOYMENT:	25

33. INDEMNITY:	25

34. ARTICLE HEADINGS:	26

35. APPLICABILITY TO HEIRS AND ASSIGNS:	26

36. OUTSIDE PARKING SPACES:	26

37. LESSOR’S LIABILITY FOR LOSS OF PROPERTY:	26

38. PARTIAL INVALIDITY:	26

39. LESSEE’S BROKER:	26

40. PERSONAL LIABILITY:	27

41. NO OPTION:	27

42. DEFINITIONS:	27

43. LEASE COMMENCEMENT:	28

44. NOTICES:	29

45. ACCORD AND SATISFACTION:	29

46. EFFECT OF WAIVERS:	29

47. LEASE CONDITION:	29

48. MORTGAGEE’S NOTICE :	29

49. LESSOR’S RESERVED RIGHT:	30

50. CORPORATE AUTHORITY:	30

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51. AFTER-HOURS USE:	30

52. LESSEE’S RELOCATION :	30

53. BUILDING PERMIT:	31

54. TERMINATION OPTION:	31

55. RENEWAL OPTION:	32

56. COUNTERPARTS:	33

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     LEASE, is made the 27th day of November, 2006 between KNIGHTSBRIDGE REALTY, L.L.C. (herein referred to as “Lessor”) whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, P.O. Box 7817, Edison, New Jersey, 08818-7817 and TOLLGRADE COMMUNICATIONS INC. (herein referred to as “Lessee”) whose address is 493 Nixon Road, Cheswick, Pennsylvania, 15024.
PREAMBLE
BASIC LEASE PROVISIONS AND DEFINITIONS
In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this section, unless such meanings are expressly modified, limited or expanded elsewhere herein.
1.	ADDITIONAL RENT shall mean all sums payable by Lessee to Lessor pursuant to the provisions of the Lease other than Fixed Basic Rent and the Security Deposit.

2.	BASE PERIOD COSTS shall mean the following, subject to Article 23(i) of the Lease:
A.	Base Operating Costs: Those Operating Costs incurred during Calendar Year 2007.

B.	Base Real Estate Taxes: Those Real Estate Taxes incurred during Calendar Year 2007.

C.	Base Insurance Costs: Those Insurance Costs incurred during Calendar Year 2007

D.	Base Utility and Energy Costs: Those Utility and Energy Costs incurred during Calendar Year 2007.
3.	BUILDING shall mean that Building known as Building #6, which is deemed to be 72,743 gross rentable square feet, which is part of a complex of buildings located on the Office Building Area all having the street address of 30 Knightsbridge Road, Piscataway, New Jersey (the Office Building Area, together with all improvements located thereon, shall hereinafter be referred to as the “Complex”).

4.	BUILDING HOLIDAYS shall be those shown on Exhibit E.

5.	BUILDING HOURS shall be Monday through Friday, 8:00 a.m. to 6:00 p.m. and Saturday 8:00 a.m. to 1 p.m., but excluding those holidays as set forth on Exhibit E attached hereto and made a part hereof, except that Common Facilities’ lighting in the Building and Office Building Area shall be maintained for such additional hours as, in Lessor’s sole judgment, is necessary or desirable to insure proper operating of the Building and Office Building Area.

6.	COMMENCEMENT DATE is February 28, 2007 and shall for purposes hereof be subject to Articles 27 and 43 hereof.

7.	DEMISED PREMISES OR PREMISES shall be deemed to be 11,429 gross rentable square feet as shown on Exhibit A hereto, which includes an allocable share of the Common

Facilities as defined in Article 42(b).
8.	EXHIBITS shall be the following, attached to this Lease and incorporated herein and made a part hereof.

Exhibit A	Location of Premises
Exhibit A-1	Office Building Area
Exhibit B	Rules and Regulations
Exhibit C	Lessor’s Work
Exhibit C-1	Air Conditioning & Heating Design Standards
Exhibit D	Cleaning Services
Exhibit E	Building Holidays
Exhibit F	Tenant Estoppel Certificate
Exhibit G	Commencement Date Agreement
Exhibit H	Intentionally omitted
9.	EXPIRATION DATE shall be the last day of the month in which the day before the five (5) year and two (2) month anniversary of the Commencement Date occurs.

10.	FIXED BASIC RENT shall mean: ONE MILLION THREE THOUSAND FOUR HUNDRED SIXTY-SIX AND 20/100 ($1,003,466.20) for the Term payable as follows:

		Monthly
Months	Annual Rate	Installments	Per Sq. ft Rent
1-2	$0	$0	$0
3-62	$200,693.24	$16,724.44	$17.56
Lessee’s obligation to pay Fixed Basic Rent shall commence on the second (2nd) month anniversary of the Commencement Date.

11.	LESSEE’S BROKER shall mean CB Richard Ellis, Inc.

12.	LESSEE’S PERCENTAGE shall be 15.71% subject to adjustment as provided for in Article 42(d).

13.	BUILDING’S PERCENTAGE shall be 11.06%, determined by dividing the gross rentable area of the Building (for the purposes hereof, deemed square feet) by the gross rentable area of all of the buildings in the Complex (for the purposes hereof, deemed 657,607 square feet).

14.	OFFICE BUILDING AREA is as set forth on Exhibit A-1.

15.	PARKING SPACES shall mean a total of forty seven (47) unassigned parking spaces.

16.	PERMITTED USE shall be general office use and for no other purpose.

17.	SECURITY DEPOSIT shall be THIRTY-THREE THOUSAND THREE HUNDRED FOURTY-EIGHT AND 88/100 DOLLARS ($33,448.88)

18.	TERM shall mean five (5) year and two (2) months from the Commencement Date, plus the number of days, if any, to have the Lease expire on the last day of a calendar month, unless extended pursuant to Article 55 herein.
— End of Preamble —

W I T N E S S E T H
          For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Lessor and Lessee agree as follows:
1.	DESCRIPTION:

Lessor hereby leases to Lessee, and Lessee hereby hires from Lessor, the Premises as defined in the Preamble which includes an allocable share of the Common Facilities, as shown on the plan or plans, initialed by the parties hereto, marked Exhibit A attached hereto and made part of this Lease in the Building as defined in the Preamble, (hereinafter called the “Building”) which is situated on that certain parcel of land (hereinafter called “Office Building Area”) as described on Exhibit A-1 attached hereto and made part of this Lease, together, with the right to use in common with other lessees of the Building, their invitees, customers and employees, those public areas of the Common Facilities as hereinafter defined.

2.	TERM:

The Premises are leased for a term to commence on the Commencement Date, and to end at 11:59 P.M. on the Expiration Date, all as defined in the Preamble.

3.	BASIC RENT:

The Lessee shall pay to the Lessor during the Term, the Fixed Basic Rent as defined in the Preamble (hereinafter called “Fixed Basic Rent”) payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Fixed Basic Rent shall be payable, in advance, on the first day of each calendar month during the Term at the Monthly Installments as defined in the Preamble, except that a proportionately lesser sum may be paid for the first and last months of the Term of this Lease if the Term commences on a day other than the first day of the month, in accordance with the provisions of this Lease herein set forth. Lessor acknowledges receipt from Lessee of the first monthly installment by check, subject to collection, for Fixed Basic Rent for the first full month of the Lease Term for which Fixed Basic Rent is due. Lessee shall pay Fixed Basic Rent, and any Additional Rent as hereinafter provided, to Lessor at Lessor’s above stated address, or at such other place as Lessor may designate in writing, without demand and without counterclaim, deduction or set off except as expressly provided herein.

4.	USE AND OCCUPANCY:

Lessee shall use and occupy the Premises for the Permitted Use as defined in the Preamble.

5.	CARE AND REPAIR OF PREMISES/ENVIRONMENTAL:
(a)	Lessee shall commit no act of waste and shall take good care of the Premises and the fixtures and appurtenances therein, and shall, in the use and occupancy of the Premises, conform to all laws, orders and regulations of the federal, state and municipal governments or any of their departments affecting the Premises (except for those laws, orders and regulations of the federal, state and municipal governments or any other of their departments affecting the Premises that Lessor has agreed to comply with such in accordance with this Lease, including those described in Paragraph 19 of Exhibit C) and with any and all environmental requirements resulting from the Lessee’s use of the Premises, this covenant to survive the expiration or sooner termination of the Lease. Lessor shall, subject to the same being included in Operating Costs, make all necessary repairs to the Premises, Common Facilities and to the assigned parking areas, if any, except where the repair to the Premises has been made necessary by misuse or neglect by Lessee or Lessee’s agents, servants, visitors or licensees, in which event Lessor shall nevertheless make the repair (if Lessee refuses to do so after Lessee is requested to make such repair) but Lessee shall pay to Lessor, as Additional Rent, immediately upon demand, the costs therefor. All improvements made by Lessee or on Lessee’s behalf to the Premises, which are so attached to the Premises, shall become the property of Lessor upon installation (other than the UPS unit that Lessee shall install at its sole expense). Not later than the last day of the Term, Lessee shall, at Lessee’s expense, remove all Lessee’s personal property and those improvements made by Lessee which have not become the property of Lessor, including trade fixtures, cabinetwork, movable paneling, furniture partitions and the like and Lessee shall be entitled to remove the UPS unit that Lessee installed if Lessee so elects, provided that Lessee shall restore the affected areas to the condition existing prior to the installation of the UPS unit; repair all injury done by or in connection with the installation or removal of said property and improvements; and surrender the Premises in as good condition as they were at the beginning of the Term, reasonable wear and tear and damage by fire, the elements, casualty or other cause not due to the misuse or neglect by Lessee, Lessee’s agents, servants, visitors or licensees excepted. All other property of Lessee remaining on the Premises after the last day of the Term of this Lease shall be conclusively deemed abandoned and may be removed by Lessor, and Lessee shall reimburse Lessor for the cost of such removal. Lessor may have any such property stored at Lessee’s risk and expense.
ENVIRONMENTAL
(b)	Compliance with Environmental Laws. Lessee shall, at Lessee’s own expense, promptly comply with each and every federal, state, county and municipal environmental law, ordinance, rule, regulation, order, directive and requirement, now or hereafter existing (“Environmental Laws”), applicable to the Premises, Lessee, Lessee’s operations at the Premises, or all of them. Lessor, to the best of its knowledge, represents that there are no Contaminants (as defined in Section 5(l) of this Lease) in the Premises in violation of Environmental Laws. Lessee shall have not be responsible for any environmental conditions presently existing within the Premises or the Building, unless Lessee has caused or exacerbated same.

(c)	ISRA Compliance. Lessee shall, at Lessee’s own expense, comply with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any amending and successor legislation and regulations (“ISRA”).

(d)	Information to Lessor. At no expense to Lessor, Lessee shall promptly provide all information and sign all documents requested by Lessor and Lessor shall promptly provide all information and sign all documents requested by Lessee with respect to compliance with Environmental Laws.

(e)	Lessor Audit. Lessee shall permit Lessor and its representatives access to the Premises, from time to time, to conduct an environmental assessment, investigation and sampling, all at Lessor’s own expense. If such assessment, investigation and sampling reveal a violation by Lessee of this provision, the cost shall be borne by Lessee.

(f)	Lessee Remediation. Should any assessment, investigation or sampling reveal the existence of any spill, discharge or placement of Contaminants in, on, under, or about, or migrating from or onto the Premises, the Building or the Office Building Area in violation of any Environmental Laws, as a result of the action or omission of Lessee or a “Lessee Representative” and such Environmental Laws require remediation, then, in addition to being in default under this Lease and Lessor having all rights available to Lessor under this Lease and by law by reason of such default, Lessee shall, at Lessee’s own expense, in accordance with Environmental Laws, undertake all action required by Lessor and any governmental authority, including, without limitation, promptly obtaining and delivering to Lessor an unconditional No Further Action Letter. For purposes of this Article, the term “Lessee’s Representative” shall mean any shareholder, officer, director, member, partner, employee, agent, licensee, assignee, sublessee or invitee of Lessee, or any third party for whom Lessee is legally responsible. In no event shall any of Lessee’s remedial action involve engineering or institutional controls, a groundwater classification exception area or well restriction area, and Lessee’s remedial action shall be in accordance with applicable Environmental Laws. Promptly upon completion of all required investigatory and remedial activities, Lessee shall, at Lessee’s own expense, to Lessor’s satisfaction, restore the affected areas of the Premises, the Building or the Office Building Area, as the case may be, from any damage or condition caused by the investigatory or remedial work.

(g)	Environmental Questionnaire. Upon Lessor’s request, contemporaneously with the signing and delivery of this Lease, and thereafter upon renewal of the lease, if at all, Lessee shall complete, execute and deliver to Lessor an environmental questionnaire in form and substance satisfactory to Lessor.

(h)	Environmental Documents and Conditions. For purposes of this Article, the term “Environmental Documents” shall mean all environmental documentation concerning the Building or the Office Building Area, of which the Premises is a part, or its environs, in the possession or under the control of Lessee, including, without limitation, plans, reports, correspondence and submissions. During the term of this Lease and subsequently, promptly upon receipt by Lessee or Lessee’s Representatives, Lessee shall deliver to Lessor all Environmental Documents concerning or generated by or on behalf of Lessee, whether currently or hereafter existing. In addition, Lessee shall promptly notify Lessor of any environmental condition of which Lessee has knowledge, which may exist in, on, under, or about, or may be migrating from or onto the Building or the Office Building Area. During the Term, upon receipt by Lessor or Lessor’s representatives, Lessor shall deliver to Lessee all Environmental Documents concerning or generated by or on behalf of Lessor and affecting the Premises. In addition, Lessor shall promptly notify Lessee of any hazardous environmental condition of which Lessor has knowledge, which may exist in, on, under or about, or may be migrating from or onto the Premises.

(i)	Lessor’s Right to Perform Lessee’s Obligations. Notwithstanding anything to the contrary set forth in this Lease, in the event, pursuant to this Lease, Lessee is required by any Environmental Laws to undertake any sampling, assessment, investigation or remediation with respect to the Premises, the Building or the Office Building Area, as the case may be, then, at Lessor’s discretion, Lessor shall have the right, upon notice to Lessee, from time to time, to perform such activities at Lessee’s expense, and all sums incurred by Lessor shall be paid by Lessee, as Additional Rent, upon demand.

(j)	Indemnity. Lessee shall indemnify, defend and hold harmless Lessor, Lessor’s officers, directors, shareholders, employees and personal or legal representatives from and against any and all claims, liabilities, losses, damages, penalties and costs, foreseen or unforeseen, including, without limitation, reasonable attorneys’ fees, engineering and other professional or expert fees, which an indemnified party may incur resulting directly or indirectly, wholly or partly from Lessee’s breach of its obligations under this Article, but in no event shall Lessee be responsible to Lessor for any loss which is caused by Lessor’s negligence or intentional act or as a result of Lessor’s failure to disclose any known Contaminants on or before the commencement of this Lease. Lessor shall indemnify, defend and hold harmless Lessee, Lessee’s officers, directors, shareholders, employees and personal or legal representatives from and against any and all claims, liabilities, losses, damages, penalties and costs, foreseen or unforeseen, including, without limitation, reasonable attorneys’ fees, engineering and other professional or expert fees, which an indemnified party may incur as a result of a breach of Lessor’s obligations under this Article, but in no event shall Lessor be responsible to Lessee for any loss which is caused by Lessee’s negligence or intentional act.

(k)	Survival. This Article shall survive the expiration or earlier termination of this lease. Lessee’s or Lessor’s failure to abide by the terms of this Article shall be restrainable or enforceable, as the case may be, by injunction.

(l)	Interpretation. The obligations imposed upon Lessee under subparagraphs (a) through (j) above are in addition to and are not intended to limit, but to expand upon, the obligations imposed upon Lessee under this Article 5. As used in this Article, the term “Contaminants” shall include, without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant, contaminant, petroleum, asbestos or polychlorinated biphenyls, as defined or referred to in any

Environmental Laws. Where a law or regulation defines any of these terms more broadly than another, the broader definition shall apply.
6.	ALTERATIONS, ADDITIONS OR IMPROVEMENTS:

Lessee shall not, without first obtaining the written consent of Lessor, make any alterations, additions or improvements in, to or about the Premises other than as contemplated in Exhibit C.

7.	ACTIVITIES INCREASING FIRE INSURANCE RATES:

Lessee shall not do or suffer anything to be done on the Premises which will increase the rate of fire insurance on the Building.

8.	ASSIGNMENT AND SUBLEASE.ASSIGNMENT AND SUBLEASE:

Provided Lessee has not received notice of an event of default of any provisions of this Lease that has not been cured within the applicable grace period at the time Lessee makes such request, Lessee may assign or sublease the within Lease to any party subject to the following:
a.	In the event Lessee desires to assign this Lease or sublease all or part of the Premises to any other party, the terms and conditions of such assignment or sublease shall be communicated to the Lessor in writing no less than thirty (30) days prior to the effective date of any such sublease or assignment, and, prior to such effective date, the Lessor shall have the option, exercisable in writing to the Lessee, to: (i) sublease such space from Lessee at the lower rate of (a) the rental rate per rentable square foot of Fixed Basic Rent and Additional Rent then payable pursuant to this Lease or (b) the terms set forth in the proposed sublease, (ii) recapture in the case of subletting, that portion of the Premises to be sublet or all of the Premises in the case of an assignment (“Recapture Space”) so that such prospective sublessee or assignee shall then become the sole Lessee of Lessor hereunder, or (iii) recapture the Recapture Space for Lessor’s own use and the within Lessee shall be fully released from any and all obligations hereunder with respect to the Recapture Space.

b.	In the event that the Lessor elects not to recapture the Lease or relet the Premises as hereinabove provided, the Lessee may nevertheless assign this Lease or sublet the whole or any portion of the Premises, subject to the Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, on the basis of the following terms and conditions:
i.	The Lessee shall provide to the Lessor the name and address of the assignee or sublessee as well as all other reasonable information about assignee or sublease that Lessor may reasonably require.

ii.	The assignee or sublessee shall assume, by written instrument, all of the obligations of this Lease, and a copy of such assumption agreement shall be furnished to the Lessor within ten (10) days of its execution. Any sublease shall expressly acknowledge that said sublessee’s rights against Lessor shall be no greater than those of Lessee. Lessee further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Lessee or any person claiming through or under Lessee shall or will be made except upon compliance with and subject to the provisions of this Article 8.

iii.	Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of default by Lessee under this Lease, Lessor may, at its option, take over all of the right, title and interest of Lessee, as sublessor, under such sublease, and such sublessee shall, at Lessor’s option, attorn to Lessor pursuant to the then executory provisions of such sublease, except that Lessor shall not (i) be liable for any previous act or omission of Lessee under such sublease or, (ii) be subject to any offset not expressly provided in such sublease which theretofore accrued to such sublease to which Lessor has not specifically consented in writing or by any previous prepayment of more than one month’s rent.

iv.	Any sublease or assumption agreement shall provide that the Lessee and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of Fixed Basic Rent and Additional Rent reserved herein, through the entire Term of this Lease, as the same may be renewed, extended or otherwise modified.

v.	The Lessee and any assignee shall promptly pay to Lessor fifty percent (50%) of any consideration received for any assignment and/or fifty percent (50%) of the rent, as and when received, in excess of the Rent required to be paid by Lessee for the area sublet computed on the basis of an average square foot rent for the gross square footage Lessee has leased, in either case net of all of Lessee’s reasonable out-of-pocket costs and expenses paid or incurred in connection with the sublease or assignment including, without limitation, brokerage commissions, and marketing and legal costs and expenses.

vi.	In any event, the acceptance by the Lessor of any rent from the assignee or from any of the subtenants or the failure of the Lessor to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release the Lessee herein, nor any assignee assuming this Lease, from any and all of the obligations herein during and for the entire Term of this Lease.

vii.	In Lessor’s reasonable judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (a) is in keeping with the then standard of the Building and (b) is limited to the use of the Premises as general offices.

viii.	The proposed assignee or subtenant is not then an occupant of any part of the Building or any other building then owned by Lessor or its affiliates within a five-mile radius of the Building.

ix.	The proposed assignee or subtenant is not an entity or a person with whom Lessor is or has been, within the preceding nine (9) month period, negotiating to lease space in the Building or any other building owned by Lessor or its affiliates within a five-mile radius of the Building.

x.	There shall not be more than two (2) subtenants in the Premises.

xi.	Lessee shall not advertise the subtenancy for less than the then current market rent per rentable square foot for the Premises as though the Premises were vacant, provided that Lessee may enter into subleases for less than the current market for the Premises.

xii.	Lessee shall not have (a) publicly advertised the availability of the Premises without prior notice to Lessor, nor shall any advertisement state the name (as distinguished from the address) of the Building or (b) listed the Premises for subletting or assignment with other than a broker, agent or representative who waives any entitlement to a commission or other fee from Lessor in the event of a recapturing of the Premises, however, Lessee may, at its option, pay such broker, agent or representative a fee or commission in connection with any recapturing of the Premises;

xiii.	The proposed occupancy shall not, in Lessor’s reasonable opinion, increase the density of population using the Demised Premises to exceed one (1) person per 250 gross rentable square feet of space or exceed the parking allocation presently provided for in this Lease;

xiv.	The proposed assignee or subtenant shall only use the Premises for general offices and shall not be engaged in any of the following:

(a)	educational, including but not limited to, instructional facilities and correspondence schools;

(b)	employment agencies;

(c)	model agencies;

(d)	photographic studios or laboratories;

(e)	spas, health, physical fitness or exercise salons;

(f)	small loan offices;

(g)	real estate brokerage or real estate sales offices open to the general public or construction offices;

(h)	medical or dental facilities, including professional offices, treatment facilities, dispensaries or laboratories;

(i)	federal, state or local government offices;

(j)	so-called boiler room operations;

(k)	retail stock brokerage offices; and

(l)	religious organizations making facilities available to congregations for uses other than business purposes; and

(m)	executive office suite use.
xv.	The proposed assignee or subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of, the state courts of New Jersey.

xvi.	Lessor shall require a FIVE HUNDRED AND 00/100 DOLLAR ($500.00) payment to cover its handling charges for each request for consent to any sublet or assignment prior to its consideration of the same. In no event shall Lessor be entitled to such payment if Lessor has exercised its option to recapture in connection with subsection (a). Lessee acknowledges that its sole remedy with respect to any assertion that Lessor’s failure to consent to any sublet or assignment is unreasonable shall be the remedy of specific performance and Lessee shall have no other claim or cause of action against Lessor as a result of Lessor’s actions in refusing to consent thereto; provided, however, if it is judicially determined that Lessor has acted arbitrarily and in bad faith, then Lessee shall be entitled to money damages resulting from Lessor’s failure to consent to a particular subletting or assignment.
c.	If Lessee is a corporation other than a corporation whose stock is listed and traded on a nationally recognized stock exchange, the provisions of Sub-section a. shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Lessee as if such transfer of stock (or other mechanism) which results in a change of control of Lessee were an assignment of this Lease, and if Lessee is a partnership or joint venture, said provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership or joint venture (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such a partnership or joint venture, as if such transfer of an interest in the distributions of profits and losses of such partnership or joint venture which results in a change of control of such partnership or joint venture were an assignment of this Lease; but said provisions shall not apply to transactions with a corporation into or with which Lessee is merged or consolidated or to which all or substantially all of Lessee’s assets are transferred or to any corporation which controls or is controlled by Lessee or is under common control with Lessee, provided that in the event of such merger, consolidation or transfer of all or substantially all of Lessee’s assets (i) the successor to or assignee of Lessee has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Lessee immediately prior to such merger, consolidation or transfer, or (2) the net worth of Lessee herein named on the date of this Lease, and (ii) proof of such net worth shall have been delivered to Lessor at least 10 days prior to the effective date of any such transaction.

Lessee may assign this Lease or sublet any portion of all the Premises to any corporation, partnership, trust, association or other business organization directly or indirectly controlling or controlled by Lessee or under common control with Lessee, or to any successor by merger, consolidation, corporate reorganization or acquisition of all or substantially all of the assets of Lessee provided that any such successor by merger, consolidation, corporate reorganization or acquisition of assets has a net worth computed in accordance with GAAP at the time of such merger, consolidation, reorganization or acquisition (herein, “Merger”) equal to or greater than the lesser of (A) the net worth of Lessee immediately preceding the Merger or (B) the net worth of Lessee as of the Commencement Date. Any other assignment or subleasing of Lessee’s interest under this Lease shall be subject to Lessor’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

d.	In the event that any or all of Lessee’s interest in the Premises and/or this Lease is transferred by operation of law to any trustee, receiver, or other representative or agent of Lessee, or to Lessee as a debtor in possession, and subsequently any or all of Lessee’s interest in the Premises and/or this Lease is offered or to be offered by Lessee or any trustee, receiver, or other representative or agent of Lessee as to its estate or property (such person, firm or entity being hereinafter referred to as the “Grantor”), for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Lessor (each such transaction being hereinafter referred to as a “Disposition”), it is agreed that Lessor has and shall have a right of first refusal to purchase, take, or otherwise acquire, the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity; and as to each such Disposition the Grantor shall give written notice to Lessor in reasonable detail of all of the terms and conditions of such Disposition within twenty (20) days next following its determination to accept the same but prior to accepting the same, and Grantor shall not make the Disposition until and unless Lessor has failed or refused to accept such right of first refusal as to the Disposition, as set forth herein.

Lessor shall have sixty (60) days next following its receipt of the written notice as to such Disposition in which to exercise the option to acquire Lessee’s interest by such Disposition, and the exercise of the option by Lessor shall be effected by notice to that effect sent to the Grantor; but nothing herein shall require Lessor to accept a particular Disposition or any Disposition, nor does the rejection of any one such offer of first refusal constitute a waiver or release of the obligation of the Grantor to submit other offers hereunder to Lessor. In the event Lessor accepts such offer of first refusal, the transaction shall be consummated pursuant to the terms and conditions of the Disposition described in the notice to Lessor. In the event Lessor rejects such offer of first refusal, Grantor may consummate the Disposition with such other person, firm, or entity; but any decrease in price of more than two percent (2%) of the price sought from Lessor or any change in the terms of payment for such Disposition shall constitute a new transaction requiring a further option of first refusal to be given to Lessor hereunder.

e.	Without limiting any of the provisions of Articles 12 and 13, if pursuant to the Federal Bankruptcy Code (herein referred to as the “Code”), or any similar law hereafter enacted having the same general purpose, Lessee is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one year’s Fixed Basic Rent plus an amount equal to the Additional Rent for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Lessor for the balance of the Term, without interest, as security for the full performance of all of Lessee’s obligations under this Lease, to be held and applied in the manner specified for security in Article 16.

f.	Except as specifically set forth above, no portion of the Premises or of Lessee’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Lessee, nor shall Lessee pledge its interest in this Lease or in any security deposit required hereunder without Lessor’s prior written consent.

9.	COMPLIANCE WITH RULES AND REGULATIONS:

Lessee shall observe and comply with the rules and regulations hereinafter set forth in Exhibit B attached hereto and made a part hereof and with such further reasonable rules and regulations as Lessor may prescribe, on written notice to the Lessee, for the safety, care and cleanliness of the Building and the comfort, quiet and convenience of other occupants of the Building. Lessee shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Installations of all safes, business machines and mechanical equipment shall be placed and maintained by Lessee, at Lessee’s expense, in settings sufficient, in Lessor’s commercially reasonable judgment, to absorb and prevent vibration, noise and annoyance.

10.	DAMAGES TO BUILDING:

(a) Lessor’s Notice of Election to Terminate: If the Building is damaged by fire or any other cause to such extent the cost of restoration, as reasonably estimated by Lessor, will equal or exceed twenty-five percent (25%) of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Lessor may, no later than the sixtieth (60th) day following the date of damage, give Lessee a notice of election to terminate this Lease.

(b) Lessee’s Notice of Election to Terminate: If (i) the cost of restoration will equal or exceed fifty percent (50%) of the replacement value of the Building (exclusively of foundations) just prior to the occurrence of the damage and if the Premises shall not be reasonably usable for the purpose for which they are leased hereunder, or (ii) restoration of the damage to the Premises will require more than one hundred eighty (180) days to complete or if such damage is not fully repaired and reasonable access to the Premises restored within one hundred eighty (180) days from the date of damage, then, in any such event, Lessee may, no later than the later of the sixtieth (60th) day following the date of damage or following the end of said one hundred eighty (180) day period, give Lessor a notice of election to terminate this Lease. In the case of subsection (ii) hereof, if the damage by fire or other cause occurs during the last one hundred eighty (180) days of the Term, Lessee shall have the right to serve notice of cancellation of this Agreement.

(c) In the case of Subsections (a) and (b), (i) this Lease shall be deemed to terminate on the thirtieth (30th) day after the giving of said notice, and (ii) Lessee shall surrender possession of the Premises within a reasonable time thereafter, and the Fixed Basic Rent, and any Additional Rent, shall be apportioned as of the date of such damage and any Fixed Basic Rent or Additional Rent paid for any period beyond said date shall be repaid to Lessee. If the cost of restoration shall not entitle Lessor to terminate this Lease, or if, despite the cost, Lessor does not elect to terminate this Lease, Lessor shall restore the Building and the Premises diligently and expediently, subject to Force Majeure, and Lessee shall have no right to terminate this Lease, except as set forth above. The applicability of Force Majeure shall not restrict Lessee’s right to abate rent as set forth herein. Lessor need not restore fixtures and improvements owned by Lessee.

(d) In any case in which use of the Premises is affected by any damage to the Building, there shall be either an abatement or an equitable reduction in Fixed Basic Rent, depending on the period for which and the extent to which the Premises are not reasonably usable for the purpose for which they are leased hereunder. The words “restoration” and “restore” as used in this Article 10 shall include repairs.

11.	EMINENT DOMAIN:

If Lessee’s use of the Premises is materially affected due to the taking by eminent domain of (a) the Premises or any part thereof or any estate therein; or (b) any other part of the Building; then, in either event, this Lease shall terminate on the date when title vests pursuant to such taking. The Fixed Basic Rent, and any Additional Rent, shall be apportioned as of said termination date and any Fixed Basic Rent or Additional Rent paid for any period beyond said date, shall be repaid to Lessee. Lessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Lessee may file a separate claim for any taking of fixtures and improvements owned by Lessee which have not become the Lessor’s property, and for moving expenses.

In the event of a partial taking which does not effect a termination of this Lease but does deprive Lessee of the use of a portion of the Premises, there shall either be an abatement or an equitable reduction of the Fixed Basic Rent, and an equitable adjustment reducing the Base Period Costs as hereinafter defined depending on the period for which and the extent to which the Premises so taken are not reasonably usable for the purpose for which they are leased hereunder. Lessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Lessee may file a separate claim solely for the unamortized value of fixtures and improvements owned by Lessee which have not become the Lessor’s property, and for moving expenses.

12.	INSOLVENCY OF LESSEE:

Any of the following (a) the appointment of a receiver to take possession of all or substantially all of the assets of Lessee, or, (b) a general assignment by Lessee for the benefit of creditors, or, (c) the filing a petition in insolvency or for reorganization or for the appointment of a receiver, shall constitute a default of this Lease by Lessee, and Lessor may terminate this Lease forthwith and upon notice of such termination Lessee’s right to possession of the Premises shall cease, and Lessee shall then quit and surrender the Premises to Lessor but Lessee shall remain liable as hereinafter provided in Article 14 hereof.

13.	LESSOR’S REMEDIES ON DEFAULT:

If Lessee defaults in the payment of Fixed Basic Rent, or any Additional Rent, or defaults in the performance of any of the other covenants and conditions hereof or permits the Premises to become deserted, abandoned or vacated, Lessor may give Lessee notice of such default, and if Lessee does not cure any Fixed Basic Rent or Additional Rent default within ten (10) days or other default within thirty (30) days after giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Lessee does not commence such curing within such thirty (30) days and thereafter proceed with reasonable diligence and in good faith to cure such default), then Lessor may terminate this Lease on not less than ten (10) days notice to Lessee, and on the date specified in said notice, Lessee’s right to possession of the Premises shall cease but Lessee shall remain liable as hereinafter provided. If this Lease shall have been so terminated by Lessor pursuant to Articles 12 or 13 hereof, Lessor may at any time thereafter resume possession of the Premises by any lawful means and remove Lessee or other occupants and their effects. Lessee shall pay to Lessor, on demand, such expenses as Lessor may incur, including, without limitation, court costs and reasonable attorney’s fees and disbursements, in enforcing the performance of any obligation of Lessee under this Lease.

14.	DEFICIENCY:

In any case where Lessor has recovered possession of the Premises by reason of Lessee’s default, Lessor may, at Lessor’s option, occupy the Premises or cause the Premises to be redecorated, altered, divided, consolidated with other adjoining premises or otherwise changed or prepared for reletting, and may relet the Premises or any part thereof, as agent of Lessee or otherwise, for a term or terms to expire prior to, at the same time as or subsequent to, the original Expiration Date of this Lease, at Lessor’s option and receive the rent therefor. Rent so received shall be applied first to the payment of such expenses as Lessor may have incurred in connection with the recovery of possession, redecorating, altering, dividing, consolidating with other adjoining premises, or otherwise changing or preparing for reletting, and the reletting, including brokerage and reasonable attorney’s fees, and then to the payment of damages in amounts equal to the Fixed Basic Rent and Additional Rent hereunder and to the costs and expenses of performance of the other covenants of Lessee as herein provided; however, if the term of such reletting expires after the original Expiration Date of this Lease, the costs and expenses of such reletting shall be amortized over the term of the new lease and Lessee shall only be responsible for that portion of the reletting costs that falls within what would have been the remainder of the original term of this Lease. Lessee agrees, in any such case, whether or not Lessor has relet, to pay to Lessor damages equal to the Fixed Basic Rent and Additional Rent from the date of such default to the date of expiration of the term demised and other sums herein agreed to be paid by Lessee, less the net proceeds of the reletting, if any, received by Lessor during the remainder of the unexpired term hereof, as ascertained from time to time, and the same shall be payable by Lessee on the several rent days above specified. Lessee shall not be entitled to any surplus accruing as a result of any such reletting. In reletting the Premises as aforesaid, Lessor may grant rent concessions if Lessor determines rent concessions are necessary to relet the Premises, and Lessee shall not be credited therewith. No such reletting shall constitute a surrender and acceptance or be deemed evidence thereof. If Lessor elects, pursuant hereto, actually to occupy and use the Premises or any part thereof during any part of the balance of the Term as originally fixed or since extended, there shall be allowed against Lessee’s obligation for rent or damages as herein defined, during the period of Lessor’s occupancy, the reasonable value of such occupancy, not to exceed, in any event, the Fixed Basic Rent and Additional Rent herein reserved and such occupancy shall not be construed as a release of Lessee’s liability hereunder.

Alternatively, in any case where Lessor has recovered possession of the Premises by reason of Lessee’s default, Lessor may at Lessor’s option, and at any time thereafter, and without notice or other action by Lessor, and without prejudice to any other rights or remedies it might have hereunder or at law or equity, become entitled to recover from Lessee, as Damages for such breach, in addition to such other sums herein agreed to be paid by Lessee, to the date of re-entry, expiration and/or dispossess, an amount equal to the amount by which the Fixed Basic Rent and Additional Rent reserved in this Lease from the date of such default to the date of Expiration of the original Term demised exceeds the then fair and reasonable rental value of the Premises for the same period. Said Damages shall become due and payable to Lessor immediately upon such breach of this Lease and without regard to whether this Lease be terminated or not, and if this Lease be terminated, without regard to the manner in which it is terminated. In the computation of such Damages, the difference between an installment of Fixed Basic Rent and Additional Rent thereafter becoming due and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of such default at the rate of not more than six percent (6%) per annum. For purposes of this Article 14, the date of such default shall only be after Lessor has given Lessee notice of said default and such default remained uncured beyond any applicable grace period.

Lessee hereby waives all right of redemption to which Lessee or any person under Lessee might be entitled by any law now or hereafter in force.

Lessor’s remedies hereunder are in addition to any remedy allowed by law.

15.	SUBORDINATION OF LEASE:

This Lease shall, at Lessor’s option, or at the option of any holder of any underlying lease or holder of any mortgages or trust deed, be subject and subordinate to any such underlying leases and to any such mortgages or trust deed which may now or hereafter affect the real property of which the Premises form a part, and also to all renewals, modifications, consolidations and replacements of said underlying leases and said mortgages or trust deed provided, that Lessor shall use commercially reasonable efforts to obtain a non-disturbance agreement from the holder of any such underlying lease, mortgage or trust deed in the mortgagee’s then standard commercially reasonable form. Reasonable expenses charged by the mortgagee to Lessor in connection with the obtaining of the aforesaid agreement shall be paid or reimbursed by Lessee. Although no instrument or act on the part of Lessee shall be necessary to effectuate such subordination, Lessee will, nevertheless, execute and deliver such further instruments confirming such subordination of this Lease as may be desired by the holders of said mortgages or trust deed or by any of the lessor’s under such underlying leases. If any underlying lease to which this Lease is subject terminates, Lessee shall, on timely request, attorn to the owner of the reversion.

Lessor represents that there currently is no mortgage or trust deed encumbering the Building.

16.	SECURITY DEPOSIT:

Lessee shall deposit with Lessor on the signing of this Lease, the Security Deposit as defined in the Preamble for the full and faithful performance of Lessee’s obligations under this Lease, including without limitation, the surrender of possession of the Premises to Lessor as herein provided. If Lessor applies any part of said Security Deposit to cure any default of Lessee, Lessee shall, on demand, deposit with Lessor the amount so applied so that Lessor shall have the full Security Deposit on hand at all times during the Term of this Lease. In the event a bona fide sale, subject to this Lease, Lessor shall have the right to transfer the Security Deposit to the vendee, and Lessor shall be considered released by Lessee from all liability for the return of the Security Deposit; and Lessee agrees to look solely to the new lessor for the return of the Security Deposit, and it is agreed that this shall apply to every transfer or assignment made of the Security Deposit to the new lessor. Provided this Lease is not in default, the Security Deposit (less any portions thereof used, applied or retained by Lessor in accordance with the provisions of this Article 16), shall be returned to Lessee after the expiration or sooner termination of this Lease and after delivery of the entire Premises to Lessor in accordance with the provisions of this Lease. Lessee covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and Lessor shall not be bound by any such assignment, encumbrance or attempt thereof.

In the event of the insolvency of Lessee, or in the event of the entry of a judgment in any court against Lessee which is not discharged within thirty (30) days after entry, or in the event a petition is filed by or against Lessee under any chapter of the bankruptcy laws of the State of New Jersey or the United States of America, then in such event, Lessor may require (unless otherwise prohibited by law) the Lessee to deposit additional security in an amount which in Lessor’s commercial reasonable judgment would be sufficient to adequately assure Lessee’s performance of all of its obligations under this Lease including all payments subsequently accruing. Failure of Lessee to deposit the security required by this Article 16 within ten (10) days after Lessor’s written demand or to provide other reasonable assurances to Lessor of Lessee’s ability to perform all of its obligations under this Lease within ten (10) days after Lessor’s written demand shall constitute a material breach of this Lease by Lessee.

17.	RIGHT TO CURE LESSEE’S BREACH:

If Lessee breaches any covenant or condition of this Lease, Lessor may, on reasonable notice to Lessee (except that no notice need be given in case of emergency), cure such breach at the expense of Lessee and the reasonable amount of all expenses, including attorney’s fees, incurred by Lessor in so doing (whether paid by Lessor or not) shall be deemed Additional Rent payable on demand.

18.	MECHANIC’S LIENS:

Lessee shall, within fifteen (15) days after notice from Lessor, discharge or satisfy by bonding or otherwise any mechanic liens for materials or labor claimed to have been furnished to the Premises by Lessee or on Lessee’s behalf. Lessee shall not be responsible for any mechanic liens filed for work performed by or on behalf of Lessor within the Premises, including the work set forth in Exhibit C hereof.

19.	RIGHT TO INSPECT AND REPAIR:

Lessor may enter the Premises but shall not be obligated to do so (except as required by any specific provision of this Lease) at any reasonable time on reasonable notice to Lessee (which shall be considered at lease one (1) day prior written or verbal notice, except that no notice need be given in case of emergency) for the purpose of inspection or the making of such repairs, replacement or additions in, to, on and about the Premises or the Building, as Lessor deems reasonably necessary or desirable. In connection with any such repairs, replacements or additions, Lessor may close off such portions of the Premises, the Building and the Common Facilities and interrupt such services as may be necessary to accomplish such work, without liability to Lessee therefor, and without such closing or interruption is being deemed an eviction or constructive eviction. In accomplishing any such work, Lessor shall endeavor not to materially interfere with the Lessee’s use and enjoyment of the Premises or the conduct of Lessee’s business and to minimize interference, inconvenience and annoyance to Lessee.

20.	SERVICES TO BE PROVIDED BY LESSOR/LESSOR’S EXCULPATION:

Subject to intervening laws, ordinances, regulations and executive orders, Lessor agrees to furnish, except on Building Holidays, as set forth on Exhibit E attached hereto and made a part hereof:
a.	The cleaning services, as set forth on Exhibit D attached hereto and made a part hereof, and subject to the conditions therein stated. Except as set forth on Exhibit D, Lessee shall pay the cost of all other cleaning services required by Lessee.

b.	Heating, ventilating and air conditioning (herein “HVAC”) as is customarily provided in first class office space in the immediate area, and as set forth on Exhibit C-1, attached hereto and made a part hereof, together with Common Facilities lighting and electric energy all during Building Hours, as defined in the Preamble and electrical energy at all times, 365 days per year (except in the case of an emergency or Force Majeure).

c.	Cold and hot water for drinking and lavatory purposes.

d.	Elevator service during Building Hours (if the Building contains an elevator or elevators for the use of the occupants thereof).

e.	Restroom supplies and exterior window cleaning when reasonably required.

f.	Maintenance of all Common Facilities, structural portions of the Building (including roof and exterior walls and items constructed by Lessee or Building items affected by Lessee’s construction) in good order and repair for buildings of similar quality in the immediate area.

g.	Sewage removal from the Building.

h.	Snow removal from parking facilities, private access roads and adequate lighting of the parking facilities for reasonable hours beyond the Building Hours.

i.	Notwithstanding the requirements of Exhibit C-1 (as to HVAC) or D or any other provision of this Lease, Lessor shall not be liable for failure to furnish any of the aforesaid services when such failure is due to Force Majeure, as hereinafter defined. Lessor shall not be liable, under any circumstances, including, but not limited to, that arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof, for loss of or injury to Lessee or to property, however occurring, through or in connection with or incidental to the furnishings of, or failure to furnish, any of the aforesaid services or for any interruption to Lessee’s business, however occurring.
21.	INTERRUPTION OF SERVICES OR USE:

Interruption or curtailment of any service maintained in the Building or at the Office Building Area, if caused by Force Majeure, as hereinafter defined, shall not entitle Lessee to any claim against Lessor or to any abatement in rent, and shall not constitute a constructive or partial eviction, unless Lessor fails to take reasonable and diligent measures to restore the service. If the Premises are rendered untenantable in whole or in part, for a period of ten (10) consecutive days, by the making of repairs, replacements or additions, other than those caused by misuse or neglect by Lessee, or Lessee’s agents, servants, visitors or licensees or by Force Majeure, there shall be a proportionate abatement of Rent from and after the date the Premises were rendered untenantable and continuing for the period of such untenantability. In no event, shall Lessee be entitled to claim a constructive eviction from the Premises unless Lessee shall first have notified Lessor in writing of the condition or conditions giving rise thereto, and, unless Lessor shall have failed, to take reasonable and diligent measures after receipt of such notice, to remedy, or commence and proceed with due diligence to remedy such condition or conditions.

22.	BUILDING STANDARD OFFICE ELECTRICAL SERVICE:

(a) Electricity shall be supplied to the Premises during the term in accordance with the provisions of paragraph (c) of this Article. However, at any time and from time to time during the term hereof, provided it is then permissible under the provisions of legal requirements, Lessor shall have the option to have electricity supplied to the Premises in accordance with paragraph (d) of this Article.
(b)	For the purposes of this Article:
(i)	The term “Electric Rate” shall mean the Service Classification pursuant to which Lessee would purchase electricity directly from the utility company servicing the Building, provided, however, at no time shall the amount payable by Lessee for electricity be less than Lessor’s Cost per Kilowatt and Cost per Kilowatt Hour (as such terms are hereinafter defined), and provided further that in any event, the Electric Rate shall include all applicable surcharges, and demand, energy, fuel adjustment and time of day charges (if any), taxes and other sums payable in respect thereof.

(ii)	The term “Cost per Kilowatt Hour” shall mean the total cost for electricity incurred by Lessor to service the Building during a particular time period (including all applicable surcharges, and energy, fuel adjustment and time of day charges (if any), taxes and other sums payable in respect thereof) divided by the total kilowatt hours purchased by Lessor during such period.

(iii)	The term “Cost per Kilowatt” shall mean the total cost for demand incurred by Lessor to service the Building during a particular time period (including all applicable surcharges, demand, and time of day charges (if any), taxes and other sums payable in respect to thereof) divided by the total kilowatts purchased by Lessor during such period.
(c)	(i)	Lessor shall supply electricity to service the Premises on a “check meter” basis, and Lessee shall pay to Lessor, as Additional Rent, the sum of (y) an amount determined by applying the Electric Rate or, at Lessor’s election, the Cost per Kilowatt Hour and Cost per Kilowatt, to Lessee’s consumption of and demand for electricity within the Premises as recorded on the meter meters servicing the Premises, and (z) the actual administrative costs incurred by Lessor in supplying electricity on a “check metered” basis (such combined sum being hereinafter called “Electric Rent”). Except as set forth in the foregoing clause (z), Lessor will not charge Lessee more than the Electric Rate or, at Lessor’s election, the Cost per Kilowatt and Cost per Kilowatt Hour for the electricity provided pursuant to this paragraph. All costs incurred by Lessor to install the check meter(s) and any other equipment necessary to enable Lessee to obtain electricity from Lessor on a check meter basis shall be paid by Lessee, as Additional Rent, within thirty (30) days after Lessee’s receipt of Lessor’s invoice therefor.

	(ii)	Where more than one meter measures the electric service to Lessee, the electric service rendered through each meter shall be computed and billed separately in accordance with the provisions hereinabove set forth.

	(iii)	Lessee shall pay to Lessor, on account until the Electric Rent payable pursuant to this paragraph (c) has been determined, the annual sum of $1.20 per square foot of Rentable Area (“Estimated Electric Rent”), subject to the adjustments on the first day of each and every calendar month of the term (except that if the first day of the term is other than the first day of a calendar month, the first monthly installment, prorated to the end of said calendar month, shall be payable on the first day of the first full calendar month).

(iv)	From time to time during the term, the Estimated Electric Rent may be adjusted by Lessor on the basis of either Lessor’s reasonable estimate of Lessee’s electric consumption and demand (if at any time the meter(s) servicing the Premises are inoperative) or Lessee’s actual consumption of and demand for electricity as recorded on the meter(s) servicing the Premises, and, in either event, the Electric Rate or Cost per Kilowatt and Cost per Kilowatt Hour then in effect.

(v)	Subsequent to the end of each calendar year during the Term, or more frequently if Lessor shall elect, Lessor shall submit to Lessee a statement of the Electric Rent for such year or shorter period together with the components thereof, as set forth in clause (i) of this paragraph (c) (“Electric Statement”). To the extent that the Estimated Electric Rent paid by Lessee for the period covered by the Electric Statement shall be less than the Electric Rent as set forth on such Electric Statement, Lessee shall pay Lessor the difference within 30 days after receipt of the Electric Statement. If the Estimated Electric Rent paid by Lessee for the period covered by the Electric Statement shall be greater than the Electric Rent as set forth on the Electric Statement, such difference shall be credited against the next required payment(s) of Estimated Electric Rent. If no Estimated Electric Rent payment(s) shall thereafter be due, Lessor shall pay such difference to Lessee.

(vi)	For any period during which the meter(s) servicing the Premises are inoperative, the Electric Rent shall be determined by Lessor, based upon its reasonable estimate of Lessee’s actual consumption of and demand for electricity, and the Electric Rate or Cost per Kilowatt and Cost per Kilowatt Hour then in effect.
(d)	If Lessor discontinues furnishing electricity to the Premises pursuant to paragraph (c) of this Article, Lessee shall make its own arrangements to obtain electricity directly from the utility company furnishing electricity to the Building. The cost of such service shall be paid by Lessee directly to such utility company. Lessor shall permit its electric feeders, risers and wiring serving the Premises to be used by Lessee, to the extent available, safe and capable of being used for such purpose. All meters and all additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to enable Lessee to obtain electricity of substantially the same quality and character, shall be installed by Lessor at Lessee’s cost and expense.

(e)	Bills for electricity supplied pursuant to paragraph (c) of this Article shall be rendered to Lessee on a monthly basis. Lessee’s payments for electricity supplied in accordance with paragraph (c) of this Article shall be due and payable within 30 days after delivery of a statement therefor, by Lessor to Lessee. If any tax is imposed upon Lessor’s receipts from the sale of electricity to Lessee by legal requirements, Lessee agrees that, unless prohibited by such legal requirements, Lessee’s Percentage of such taxes shall be included in the bills of, and paid by Lessee to Lessor, as Additional Rent.

(f)	Lessor’s failure during the term to prepare and deliver any statements or bills under this Article, or Lessor’s failure to make a demand under this Article, shall not in any way be deemed to be a waiver of, or cause Lessor to forfeit or surrender, its rights to collect any amount of Additional Rent which may become due pursuant to this Article. Lessee’s liability for any amounts due under this Article shall survive the expiration or sooner termination of the Term.

(g)	Lessee’s failure or refusal, for any reason, to utilize the electrical energy provided by Lessor, shall not entitle Lessee to any abatement or diminution of Fixed Basic Rent or Additional Rent, or otherwise relieve Lessee from any of its obligations under this Lease, except as specifically set forth in Article 21 hereof.

(h)	If either the quantity or character of the electrical service is changed by the utility company supplying electrical service to the Building or is no longer available or suitable for Lessee’s requirements, or if there shall be a change, interruption or termination of electrical service due to a failure or defect on the part of the utility company, no such change, unavailability, unsuitability, failure or defect shall constitute an actual or constructive eviction, in whole or in part, or entitle Lessee to any payment from Lessor for any loss, damage or expense, or to abatement or diminution of Fixed Basic Rent or Additional Rent, or otherwise relieve Lessee from any of its obligations under this Lease, or impose any obligation upon Lessor or its agents, except as specifically set forth in Article 21 hereof. Lessor will use reasonable efforts to insure that there is no interruption in electrical service to Lessee, but in no event shall Lessor be responsible for any failures of the utility providing such service or the negligence or other acts of third parties causing any such interruption.

(i)	Lessee shall not make any electrical installations, alterations, additions or changes to the electrical equipment or appliances in the Premises without prior written consent of Lessor in each such instance. Lessee shall comply with the rules and regulations applicable to the service, equipment, wiring and requirements of Lessor and of the utility company supplying electricity to the Building. Lessee agrees that its use of electricity in the Premises will not exceed the capacity of existing feeders to the Building or the risers or wiring installations therein and Lessee shall not use any electrical equipment which, in Lessor’s judgment, will overload such installations or interfere with the use thereof by other lessees in the Building. If, in Lessor’s judgment, Lessee’s electrical requirements necessitate installation of an additional riser, risers or other proper and necessary equipment or services, including additional ventilating or air-conditioning, the same shall be provided or installed by Lessor at Lessee’s expense, which shall be chargeable and collectible as Additional Rent and paid within 30 days after the rendition to Lessee of a bill therefor.

(j)	If, after Lessor’s initial installation work, (i) Lessee shall request the installation of additional risers, feeders or other equipment or service to supply its electrical requirements and Lessor shall determine that the same are necessary and will not cause damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other Lessees or occupants of the Building, or (ii) Lessor shall determine that the installation of additional risers, feeders or other equipment or service to supply Lessee’s electrical requirements is necessary, then and in either of such events Lessor shall cause such installations to be made, at Lessee’s sole cost and expense and Lessee shall pay Lessor for such installations, as Additional Rent, within 30 days after submission of a statement therefor.

(k)	Lessor, at Lessee’s expense, shall furnish and install all replacement lighting tubes, lamps, ballasts and bulbs required in the Premises. Lessee, however, shall have the right to furnish and/or install any or all of the items mentioned in this Article 22(k).
23.	ADDITIONAL RENT:

It is expressly agreed that Lessee will pay in addition to the Fixed Basic Rent provided in Article 3 hereof, an Additional Rent to cover Lessee’s Percentage as defined in the Preamble, of the increased cost to Lessor, for each of the categories enumerated herein, over the “Base Period Costs”, as defined in the Preamble for said categories.
a.	Operating Cost Escalation — If the Operating Costs incurred for the Building in which the Premises are located and Office Building Area for any Lease Year or Partial Lease Year during the Lease Term shall be greater than the Base Operating Costs (adjusted proportionately for periods less than a Lease Year), then Lessee shall pay to Lessor, as Additional Rent, Lessee’s Percentage of all such excess Operating Costs. “Operating Costs” shall include costs incurred for the Building in which the Premises are located, the Office Building Area and the Complex for, by way of illustration and not of limitation: personal property taxes; management fees; labor, including all wages and salaries; social security taxes, and other taxes which may be levied against Lessor upon such wages and salaries; Building’s Percentage of Complex Expenses (as defined below); supplies; repairs and maintenance; maintenance and service contracts; painting; wall and window washing; laundry and towel service; tools and equipment (which are not required to be capitalized in accordance with generally accepted accounting principles (“GAAP”)); trash removal; lawn care; snow removal and all other items properly constituting direct operating costs according to GAAP (hereinafter collectively referred to as the “Operating Costs”), but not including depreciation of Building or equipment; interest; income or excess profits taxes; costs of maintaining the Lessor’s corporate existence; franchise taxes; any expenditures required to be capitalized pursuant to GAAP, unless said expenditures are for the purpose of reducing Operating Costs within the Building and Office Building Area (but only to the extent such costs are amortized in accordance with GAAP over the useful life of such item), or are required under any governmental or quasi-governmental law, statute, ordinance, rule, order, requirements or regulation, in which event the costs thereof shall be included. Notwithstanding anything contained herein to the contrary, any additional costs incurred by Lessor during the 2007 Calendar Year by reason of Lessor or any of its vendors entering into new labor contracts or renewals or modifications of existing labor contracts shall not be included in Base Operating Costs. In addition, Lessee shall pay Lessor Lessee’s Percentage of all costs and expenses incurred by Lessor in connection with complying with any “homeland security” requirements under applicable law, and such costs and expenses shall not be included in Operating Costs. The Base Operating Costs shall as be as defined in the Preamble.

“Complex Expenses” shall mean the total cost and expenses incurred by Lessor with respect to the Complex for the following items:
i.	The cost of maintaining Complex signs and lessee directories; and

ii.	other costs reasonably incurred by Lessor to maintain the Complex (subject to the same exclusions as Operating Costs set forth in the first paragraph of this Section 23a.) or cost incurred for services benefiting not only the lessees or occupants of the Building, e.g. the fitness center and cafeteria, which, in the reasonable opinion of the Lessor are services desirable to operate the Complex and not otherwise included or specifically prohibited under this Article; and

iii.	the cost of maintaining Common Facilities available to all lessees such as snow removal, trash removal and infrastructure serving the Complex, parking areas, common grass areas, boulevard dividers, curbing and lighting.

iv.	wages and salaries for employees employed with respect to the Complex as provided in the first paragraph of this subparagraph a.
Operating Costs shall not include the costs of services provided by Lessor to the extent that the costs of such services exceed the costs that would have been paid had the services been provided by parties unaffiliated with Lessor on a competitive basis.

b.	Fuel, Utilities and Electric Cost Escalation (hereinafter referred to as “Utility and Energy Costs”) – If the Utility and Energy Costs, including any fuel surcharges or adjustments with respect thereto, incurred for water, sewer, gas, electric, other utilities and heating, ventilating and air conditioning for the Building, to include all leased and leasable areas (not separately billed or metered within the Building), and Common Facilities electric, lighting, water, sewer and other utilities for the Building and Office Building Area, for any Lease Year or Partial Lease Year, during the Term, shall be greater than the Base Utility and Energy Costs (adjusted proportionately for periods less than a Lease Year), then Lessee shall pay to Lessor as Additional Rent, Lessee’s Percentage of all such excess Utility and Energy Costs. As used in this Article 23, the Base Utility and Energy Costs shall be as defined in the Preamble.

c.	Tax Escalation — If the Real Estate Taxes for the Building and Office Building Area at which the Premises are located for any Lease Year or Partial Lease Year, during the Lease Term, shall be greater than the Base Real Estate Taxes (adjusted proportionately for periods less than a Lease Year), then Lessee shall pay to Lessor as Additional Rent, Lessee’s Percentage as hereinafter defined, of all such excess Real Estate Taxes.

As used in this Article 23(c), the words and terms which follow mean and include the following:
i.	“Base Real Estate Taxes” shall be as defined in the Preamble.

ii.	If the Real Estate Taxes for the Complex incurred by Lessor during any Lease Year or Partial Lease Year, during the Lease Term, after the calendar year in which Base Real Estate Taxes are determined in accordance with Paragraph 2 of the Preamble to this Lease, shall be greater than the Base Real Estate Taxes for the Complex (adjusted proportionately for periods less than a Lease Year), then Lessee shall pay to Lessor as Additional Rent, Lessee’s Percentage of the Building’s Percentage of all such excess Real Estate Taxes.

As used in this Article 23(c), the words and terms which follow mean and include the following:
i.	“Base Real Estate Taxes” shall be as defined in the Preamble.

ii.	“Real Estate Taxes” shall mean the property taxes and assessments imposed upon the Complex, or upon the rent, as such, payable to the Lessor, including, but not limited to, real estate, city, county, village, school and transit taxes, or taxes, assessments, or charges levied, imposed or assessed against the Complex by any other taxing authority, whether general or specific, ordinary or extraordinary, foreseen or unforeseen, exclusive of any such taxes attributable to any extraordinary improvements in the Complex which are constructed at the expense of any tenant in the Complex or any late payment charges, any inheritance, estate, gift, transfer, excise, net income or profit taxes. If due to a future change in the method of taxation, any franchise, income or profit tax shall be levied against Lessor in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute a Real Estate Tax, such franchise, income or profit tax shall be deemed to be a Real Estate Tax for the purposes hereof; conversely, any additional real estate tax hereafter imposed in substitution for, or in lieu of, any franchise, income or profit tax (which is not in substitution for, or in lieu of, or in addition to, a Real Estate Tax as hereinbefore provided) shall not be deemed a Real Estate Tax for the purposes hereof. If the Complex is subdivided at any time and the Building and the portion of the Office Building Area upon which the Building is situated becomes a separate tax lot, then Lessee shall pay Lessee’s Percentage of the Real Estate Taxes applicable to such separate tax lot.
d.	Insurance Cost Escalation – If the Insurance Costs for the Building and Office Building Area for any Lease Year or partial Lease Year during the Term shall be greater than the Base Insurance Costs (adjusted proportionately for periods less than a Lease Year), Lessee shall pay to Lessor as Additional Rent for each Lease Year or partial Lease Year commencing from and after the Commencement Date, Lessee’s Percentage of such excess Insurance Costs.

As used in this Article 23(d), the words and terms which follow mean and include the following:
i.	“Insurance Cost Expense Stop” shall be as defined in the Preamble.

ii.	“Insurance Costs” shall mean all fire and other insurance costs incurred by Lessor in connection with its operation and maintenance of the Building and Office Building Area, for any Lease Year or Partial Lease Year, during the Term.
e.	Lease Year — As used in this Article 23, Lease Year shall mean a calendar year. Any portion of the Term which is less than a Lease Year as hereinbefore defined, that is, from the Commencement Date through the following December 31, and from the last January 1, falling within the Term to the end of the Term, shall be deemed a “Partial Lease Year”. Any reference in this Lease to a Lease Year shall, unless the context clearly indicates otherwise, be deemed to be a reference to a Partial Lease Year if the period in question involves a Partial Lease Year.

f.	Payment — At any time, and from time to time, after the establishment of the Base Period Costs for each of the categories referred to above, Lessor shall advise Lessee in writing of Lessee’s Percentage share with respect to each of the categories and the method for calculation as estimated for the next twelve (12) month period (or proportionate part thereof if the last period prior to the Lease’s expiration is less than twelve (12) months) as then known to the Lessor, and thereafter, the Lessee shall pay as Additional Rent, Lessee’s Percentage share of these costs for the then current period affected by such advice (as the same may be periodically revised by Lessor as additional costs are incurred) in equal monthly installments, such new rates being applied to any months, for which the Fixed Basic Rent shall have already been paid which are affected by the Operating Cost Escalation and/or Utility and Energy Cost Escalation and/or Tax Escalation Costs and/or Insurance Costs above referred to, as well as the unexpired months of the current period, the adjustment for the then expired months to be made at the payment of the next succeeding monthly rental, all subject to final adjustment at the expiration of each Lease Year as defined in Article 23(e) hereof (or Partial Lease Year if the last period prior to the Lease’s termination is less than twelve (12) months).

In the event the last period prior to the Lease’s termination is less than twelve (12) months, the Base Period Costs during said period shall be proportionately reduced to correspond to the duration of said final period.

g.	Books and Reports — For the protection of Lessee, Lessor shall maintain books of account in accordance with GAAP which shall be open to Lessee and its representatives at all reasonable times so that Lessee can determine that such Operating, Utility and Energy and Real Estate Tax Costs have, in fact, been paid or incurred. Lessee’s representatives shall mean only (i) Lessee’s employees or (ii) a Certified Public Accounting firm. At Lessor’s request, Lessee shall execute a confidentiality agreement reasonably acceptable to Lessor prior to any examination of Lessor’s books and records. In the event Lessee disputes any one or more of said charges, Lessee and Lessor agree to work together in good faith to resolve such dispute in a timely manner, provided that if such dispute shall not be satisfactorily settled between Lessor and Lessee, the dispute shall be referred by either party to an independent certified public accountant to be mutually agreed upon, and if such an accountant cannot be agreed upon, The American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, who shall jointly share any cost of such arbitration. Pending resolution of said dispute the Lessee shall pay to Lessor the sum so billed by Lessor subject to its ultimate resolution as aforesaid.

h.	Right of Review — Once Lessor shall have finally determined said Operating, Utility and Energy or Real Estate Tax Costs at the expiration of a Lease Year, then as to the item so established, Lessee shall only be entitled to inspection of Lessor’s books and records as provided in subsection (g) above and to dispute said charge as finally established for a period of six (6) months after such charge is finally established, and Lessee specifically waives any right to dispute any such charge at the expiration of said six (6) month period.

i.	Occupancy Adjustment — If, with respect to Operating Cost Escalation, as established in Article 23(a) hereof, and Utility and Energy Cost Escalation, as established in Article 23(b) hereof, the Building is less than ninety-five percent (95%) occupied during the establishment of the respective Base Periods, then the Base Costs incurred with respect to said Operating Cost or Utility and Energy Cost shall be adjusted during any such period within the Base Period so as to reflect ninety-five percent (95%) occupancy. Similarly, if during any Lease Year or Partial Lease Year, subsequent to the Base Period the Building is less than ninety-five percent (95%) occupied, then the actual costs incurred for Operating Cost and Utility and Energy Cost shall be increased during any such period to reflect ninety-five percent (95%) occupancy so that at all times after the Base Period the Operating Cost or Utility and Energy Cost shall be actual costs, but in the event less than ninety-five percent (95%) of the Building is occupied during all or part of the Lease Year involved, the Operating Cost or Utility and Energy Cost shall not be less than that which would have been incurred had ninety-five percent (95%) of the Building been occupied. The aforesaid adjustment shall only be made with respect to those items that are in fact affected by variations in occupancy levels.

24.	LESSEE’S ESTOPPEL:

Lessee shall, from time to time, on not less that ten (10) days prior written request by Lessor, execute, acknowledge and deliver to Lessor a written statement certifying that the Lease is unmodified and in full force and effect, or that the Lease is in full force and effect as modified and listing the instruments of modification; the dates to which the rents and charges have been paid; and, to the best of Lessee’s knowledge, whether or not Lessor is in default hereunder, and if so, specifying the nature of the default. It is intended that any such statement delivered pursuant to this Article 24 may be relied on by a prospective purchaser of Lessor’s interest or mortgagee of Lessor’s interest or assignee of any mortgage of Lessor’s interest. Lessee shall also execute and deliver a “Lessee Estoppel Certificate” in substantially the form attached hereto as Exhibit F.

25.	HOLDOVER TENANCY:

If Lessee holds possession of the Premises after the Expiration Date of this Lease, Lessee shall (i) become a tenant from month to month under the provisions herein provided, but at one hundred fifty percent (150%) of the monthly Fixed Basic Rent for the last month of the Term, plus the Additional Rent, for the first month of lessee’s holding over and two hundred percent (200%) of the monthly Fixed Basic Rental for the last month of the term plus the Additional Rent, thereafter, which shall continue as provided in the Lease which sum shall be payable in advance on the first day of each month, and without the requirement for demand or notice by Lessor to Lessee demanding delivery of possession of said Premises, and such tenancy shall continue until terminated by Lessor, or until Lessee shall have given to Lessor, at least sixty (60) days prior to the intended date of termination, a written notice of intent to terminate such tenancy, which termination date must be as of the end of a calendar month; and (ii) indemnify Lessor against loss or liability resulting from the delay by Lessee in so surrendering the Premises including, without limitation, any claims made by any succeeding occupant founded on such delay. Lessee’s obligations under this Section shall survive the expiration or sooner termination of the Lease. The time limitations described in this Article 25 shall not be subject to extension for Force Majeure.

26.	RIGHT TO SHOW PREMISES:

Lessor may show the Premises to prospective purchasers and mortgagees; and during the nine (9) months prior to termination of this Lease, to prospective tenants, if practicable upon appointment with Lessee during Building Hours. During the last nine (9) months of the Term, Lessor shall have the right upon reasonable notice to Lessee (which shall be considered at least one (1) business day prior oral notice) to enter the space to perform inspections, surveys, measurements or such other reasonable activities during reasonable times and for reasonable durations as may be necessary to prepare the Premises for occupancy by the succeeding lessee. To the extent Lessor needs to enter the Premises in connection with this Article 26. Lessor shall endeavor not to interfere with the Lessee’s use and enjoyment of the Premises or the conduct of Lessee’s business and to minimize interference, inconvenience and annoyance to Lessee.

27.	LESSOR’S WORK — LESSEE’S DRAWINGS:
a.	Lessor agrees that, prior to the commencement of the Term of this Lease, it will perform all of the work in the Premises in accordance with Exhibit C attached hereto and made a part hereof (except for any work in connection with a “Punch List”, as used in Exhibit C). Lessor and Lessee agree to perform all of the work diligently and expediently.

b.	Lessee will timely supply such drawings and information to Lessor as set forth in Exhibit C. Any delay occasioned by Lessee’s failure to timely supply such drawings and information shall not delay the Commencement Date of the Term and Lessee’s obligations hereunder, and the same shall commence on the date the Premises would have been delivered to Lessee pursuant to Article 2, but for Lessee’s delay as more fully set forth in Paragraph 12 of Exhibit C hereof.

c.	Lease commencement shall occur and the Commencement Date is defined as that date when Lessor has done all of the work to be done by Lessor in accordance with Exhibit C (except for any work in connection with a “Punch List”, as used in Exhibit C), unless Lessor has been precluded from completing said work as a result of Lessee’s acts or omissions including, but not limited to, its failure to comply with
Article 27(b) hereof. Occupancy by Lessee or the delivery of a Certificate of Occupancy by Lessor (if required pursuant to local law) shall be prima facie evidence that Lessor has done substantially all of the work.
28.	WAIVER OF TRIAL BY JURY:

To the extent such waiver is permitted by law, the parties waive trial by jury in any action or proceeding brought in connection with this Lease or the Premises.

29.	LATE CHARGE:

Anything in this Lease to the contrary notwithstanding, at Lessor’s option, Lessee shall pay a “Late Charge” of eight percent (8%) of any installment of Fixed Basic Rent or Additional Rent not paid or paid more than five (5) days after the due date thereof, to cover the extra expense involved in handling delinquent payments, said Late Charge to be considered Additional Rent. The amount of the Late Charge to be paid by Lessee shall be reassessed and added to Lessee’s obligations for each successive monthly period until paid.

Notwithstanding anything in this Article to the contrary, Lessor shall waive a Late Charge one time during each Lease Year provided, however, the installment of Fixed Basic Rent or Additional Rent so due is paid by the fifteenth (15th) day of the month. Payment received subsequent to the fifteenth (15th) of the month during these grace periods shall require a Late Charge to be reassessed and added to Lessee’s obligations hereunder.

30.	LESSEE’S INSURANCE:
a.	Lessee covenants to provide at Lessee’s cost and expense on or before the earlier of (i) the Commencement Date, or (ii) Lessee’s taking actual possession for the purpose of completing any improvement work, and to keep in full force and effect during the entire Term and so long thereafter as Lessee, or anyone claiming by, through or under Lessee, shall occupy the Premises, insurance coverage as follows:
i.	Commercial General Liability insurance with contractual liability endorsements with respect to the Premises and the business of Lessee in which Lessee shall be adequately covered under limits of liability of not less than FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00) combined single limit per occurrence for bodily or personal injury (including death) and property damage. Such insurance may be carried (x) under a blanket policy covering the Premises and other locations of Lessee, if any, provided that each such policy shall in all respects comply with this Article and shall specify that the portion of the total coverage of such policy that is allocated to the Premises is in the amounts required pursuant to this Article 30 and (y) under a primary liability policy of not less than ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) and the balance under an umbrella policy. Notwithstanding anything to the contrary contained in this Lease, the carrying of insurance by Lessee in compliance with this Article 30 shall not modify, reduce, limit or impair Lessee’s obligations and liability under Article 33 hereof.

ii.	Fire and Extended Coverage, Vandalism, Malicious Mischief, Sprinkler Leakage and Special Extended Coverage Insurance in an amount adequate to cover the cost of replacement of all personal property, decoration, trade fixtures, furnishings, equipment in the Premises and all contents therein. Lessor shall not be liable for any damage to such property of Lessee by fire or other peril includable in the coverage afforded by the standard form of fire insurance policy with extended coverage endorsement attached (whether or not such coverage is in effect), no matter how caused, it being understood that the Lessee will look solely to its insurer for reimbursement.

iii.	Worker’s Compensation Insurance in the minimum statutory amount covering all persons employed by Lessee.

iv.	Said limits shall be subject to periodic review and Lessor reserves the right to increase said coverage limits if, in the reasonable opinion of Lessor, said coverage becomes inadequate and is less than that commonly maintained by tenants in similar buildings in the area by tenants making similar uses. On or before the Commencement Date, and thereafter at Lessor’s request, Lessee shall provide Lessor evidence of the insurance coverage required herein in the form of a duplicate original insurance policy, an insurance binder (countersigned by the insurer), or Evidence of Insurance (in form ACORD 27 with respect to property insurance and ACORD 25-S with respect to liability insurance) for each of the insurance policies Lessee is required to carry in compliance with its obligations under this Lease.
b.	All of the aforesaid insurance shall (i) name Lessor as an additional insured on a primary basis; (ii) be written by one or more responsible insurance companies licensed in the State of New Jersey satisfactory to Lessor and in form satisfactory to Lessor; (iii) contain endorsements substantially as follows: “It is understood and agreed that the insurer will give to Lessor, or any successor lessor, c/o Mack-Cali Realty Corporation, 343 Thornall Street P.O. Box 7817, Edison, New Jersey, thirty (30) days prior notice of any material change in or cancellation of this policy.”; (iv) shall be written on an “occurrence” basis and not on a “claims made” basis.

c.	Lessee shall be solely responsible for payment of premium and Lessor (or its designee) shall not be required to pay any premium for such insurance. Lessee shall deliver to Lessor at least fifteen (15) days prior to the expiration of such policy, either a duplicate original or a certificate it being the intention of the parties hereto that the insurance required under the terms hereof shall be continuous during the entire Term of this Lease and any other period of time during which pursuant to the Term hereof, said insurance is required. Any insurance carried by Lessor shall be in excess of and will not contribute with the insurance carried by Lessee for injuries or damage arising out of the Premises.

d.	Lessee agrees, at its own cost and expense, to comply with all rules and regulations of the National Fire Protection Association (NFPA) National Fire Code. If, at any time or from time to time, as a result of or in connection with any failure by Lessee to comply with the foregoing sentence or any act or omission or commission by Lessee, its employees, agents, contractors or licensees, or a result of or in connection with the use to which the Premises are put (notwithstanding that such use may be for the purposes hereinbefore permitted or that such use may have been consented to by Lessor), the fire insurance rate(s) applicable to the Premises shall be higher than that which would be applicable for a business office legally permitted therein, Lessee agrees that it will pay to Lessor as Additional Rent, such portion of the premiums for all Lessor’s fire insurance policies in force with respect to the building and the contents of any occupant thereof as shall be attributable to such higher rate(s).

e.	Lessor makes no representation that the limits of liability specified to be carried by Lessee or Lessor under the terms of this Lease are adequate to protect Lessee against Lessee’s undertaking under this Article 30, and in the event Lessee believes that any such insurance coverage called for under this Lease is insufficient, Lessee shall provide, at is own expense, such additional insurance as Lessee deems adequate.

f.	In the event the Premises or its contents are damaged or destroyed by fire or other insured casualty, (i) Lessor, to the extent of the coverage of Lessor’s policies of fire insurance, hereby waives its rights, if any, against Lessee with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Lessee, and (ii) Lessee, to the extent of the coverage of Lessee’s policies of fire insurance with extended coverage, hereby waives its rights, if any, against Lessor with respect to such damage, or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Lessor; provided, however, such waivers of subrogation shall only be effective with respect to loss or damage occurring during such time as Lessor’s or Lessee’s policies of fire insurance (as the case may be) shall contain a clause or endorsement providing in substance that the aforesaid waiver of subrogation shall not prejudice the type and amount of coverage under such policies or the right of Lessor or Lessee (as the case may be) to recover thereunder. If, at any time, Lessor’s or Lessee’s insurance carrier refuses to write insurance which contains a consent to the foregoing waiver of subrogation, Lessor or Lessee, as the case may be, shall notify the party thereof in writing, and upon the giving of such notice, the provisions of this Section shall be null and void as to any casualty which occurs after such notice. If Lessor’s or Lessee’s insurance carrier shall make a charge for the incorporation of the aforesaid waiver of subrogation in its policies, then the party requesting the waiver shall promptly pay such charge to the other party upon demand. In the event the party requesting their waiver fails to pay such charge upon demand, the other party shall be released of its obligation to supply such waiver.

g.	Should Lessee fail to maintain the insurance coverage as set forth in this Article 30, then Lessee shall be in default hereunder and shall be deemed to have breached its covenants as set forth herein.
31.	NO OTHER REPRESENTATIONS:

No representations or promises shall be binding on the parties hereto except those representations and promises contained herein or in some future writing signed by the party making such representation(s) or promise(s).

32.	QUIET ENJOYMENT:

Lessor covenants that if, and so long as, Lessee pays Fixed Basic Rent, and any Additional Rent as herein provided, and performs Lessee’s covenants hereof, Lessor shall do nothing to affect Lessee’s right to peaceably and quietly have, hold and enjoy the Premises for the Term herein mentioned, subject to the provisions of this Lease.

33.	INDEMNITY:

Lessee shall defend, indemnify and save harmless Lessor and its agents against and from; (a) any and all claims (i) arising from (x) the conduct or management by Lessee, its subtenants, licensees, its or their employees, agents, contractors or invitees on the Premises or of any business therein, or (y) any work or thing whatsoever done, or any condition created (other than by Lessor for Lessee’s account) in or about the Premises during the Term of this Lease, or during the period of time, if any, prior to the Commencement Date that Lessee may have been given access to the Premises, (z) any default by Lessee under the terms, covenants and conditions of this Lease or (ii) arising from any negligent or otherwise wrongful act or omission of Lessee or any of its subtenants or licensees or its or their employees, agents, contractors or invitees, and (b) all reasonable costs, expenses and liabilities including reasonable attorneys’ fees and disbursements incurred in or in connection with each such claim, action or proceeding brought thereon. In case any action or proceeding be brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor, shall resist and defend such action or proceeding. In no event shall Lessee be responsible to Lessor for any loss which is caused by Lessor’s negligence or intentional act.

Lessor shall defend, indemnify and save harmless Lessee and its agents against and from; (a) any and all claims arising from: (i) the conduct or management by Lessor, its employees, agents or contractors in the Common Facilities (other than by Lessee); or (ii) any default by Lessor under the terms, covenants and conditions of this Lease beyond applicable notice and cure periods; or (iii) arising from any negligent or otherwise wrongful act or omission of Lessor or any of its employees, agents or contractors (other than by Lessee), and (b) all reasonable costs and expenses, as well as liabilities including attorneys fees and disbursements incurred in or in connection with each such claim, action or proceeding brought thereon. In case any action or proceeding be brought against Lessee by reason of any such claim, Lessor, upon notice from Lessee, shall resist and defend such action or proceeding. In no event shall Lessor be responsible to Lessee for any loss which is caused by Lessee’s negligence or intentional act.

34.	ARTICLE HEADINGS:

The article headings in this Lease and position of its provisions are intended for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

35.	APPLICABILITY TO HEIRS AND ASSIGNS:

The provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee, and their respective heirs, successors, legal representatives and assigns. It is understood that the term “Lessor” as used in this Lease means only the owner, a mortgagee in possession or a term lessee of the Building, so that in the event of any sale of the Building or of any lease thereof, or if a mortgagee shall take possession of the Premises, the Lessor herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the term lessee of the Building, or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder.

36.	OUTSIDE PARKING SPACES:

Lessee’s occupancy of the Premises shall include the use of the number of outside parking spaces as set forth in the Preamble, all of which will be unassigned. Lessor shall not be responsible for any damage or theft of any vehicle in the parking area and shall not be required to keep parking spaces clear of unauthorized vehicles or to otherwise supervise the use of the parking area. Lessee shall, upon request, promptly furnish to Lessor the license numbers of the cars operated by Lessee and its subtenants, licensees, invitees, concessionaires, officers and employees. If any vehicle of the Lessee, or of any subtenant, licensee, concessionaire, or of their respective officers, agents or employees, is parked in any part of the Common Facilities other than the employee parking area(s) designated therefor by Lessor, Lessor may tow such vehicle at the vehicle owner’s expense. All amounts due under the provisions of this Article 36 shall be deemed to be Additional Rent.

37.	LESSOR’S LIABILITY FOR LOSS OF PROPERTY:

Lessor shall not be liable for any loss of property from any cause whatsoever, including but not limited to theft or burglary from the Premises, and any such loss arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof, and Lessee covenants and agrees to make no claim for any such loss at any time.

38.	PARTIAL INVALIDITY:

If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every other provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

39.	LESSEE’S BROKER:

Lessee represents and warrants to Lessor that its broker, as defined in the Preamble is the sole broker with whom Lessee has negotiated in bringing about this Lease and Lessee agrees to indemnify and hold Lessor and its mortgagee(s) harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Lessor and Lessee. Lessor agrees to pay the broker identified in the Preamble its entire commission as set forth in a separate commission agreement between Lessor and Lessee’s Broker. In no event shall Lessor’s mortgagee(s) have any obligation to any broker involved in this transaction.

40.	PERSONAL LIABILITY:

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of Lessor, its constituent members (to include but not be limited to, officers, directors, partners and trustees) their respective successors, assigns or any mortgagee in possession (for the purposes of this Article, collectively referred to as “Lessor”), with respect to any of the terms, covenants and conditions of this Lease, and that Lessee shall look solely to the equity of Lessor in the Building for the satisfaction of each and every remedy of Lessee in the event of any breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, such exculpation of liability to be absolute and without any exceptions whatsoever.

41.	NO OPTION:

The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease becomes effective as a Lease only upon execution and delivery thereof by Lessor and Lessee.

42.	DEFINITIONS:
a.	Affiliate — Affiliate shall mean any corporation related to Lessee as a parent, subsidiary or brother-sister corporation so that such corporation and such party and other corporations constitute a controlled group as determined under Section 1563 of the Internal Revenue Code of 1986, as amended and as elaborated by the Treasury Regulations promulgated thereunder or any business entity in which Lessee has more than a fifty percent (50%) interest.

b.	Common Facilities — Common Facilities shall mean the areas, facilities and improvements provided by the Lessor in the Building (except the Premises or other leased or leasable premises), including without limitation the non-assigned parking areas; lobby; elevator(s); fire stairs; public hallways; public lavatories; all other general Building facilities that service all Building tenants; air conditioning rooms; fan rooms; janitors’ closets; electrical closets; telephone closets; elevator shafts and machine rooms; flues; stacks; pipe shafts and vertical ducts with their enclosing walls. Lessor may at any time close temporarily any Common Facilities to make repairs or changes therein or to effect construction, repairs or changes within the Building, or to discourage non-tenant parking, and may do such other acts in and to the Common Facilities as in its judgment may be desirable to improve the convenience thereof, but shall always in connection therewith, endeavor to minimize any interference, inconvenience or annoyance to Lessee.

c.	Force Majeure — Force Majeure shall mean and include those situations beyond a party’s reasonable control which prevent in whole or material part the performance of any obligations hereunder or render performance commercially unreasonable, including by way of example and not by way of limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment or insurance proceeds so long as the party has diligently taken such steps necessary to secure such insurance proceeds. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Fixed Basic Rent or Additional Rent, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure so long as the party gives notice of Force Majeure. A party that provides notice of Force

Majeure shall provide the other party with such information the other party may reasonably require in order to plan for such delays.

d.	Lessee’s Percentage —
(i) The parties agree that Lessee’s Percentage, as defined in the Preamble, reflects and will be continually adjusted to reflect the ratio of the gross square feet of the area rented to Lessee (including an allocable share of all Common Facilities) [the numerator] as compared with the total number of gross square feet of the entire Building (or additional buildings that may be constructed within the Office Building Area) [the denominator] measured outside wall to outside wall, but excluding therefrom any storage areas. In the event Lessor adjusts Lessee’s Percentage, Lessor shall provide prompt notice of such change to Lessee. The parties acknowledge that their intention is that the method for calculation shall be in accordance with the provisions of BOMA American National Standard Z65.1-1996. Lessor shall have the right to make changes or revisions in the Common Facilities of the Building so as to provide additional leasing area. Lessor shall also have the right to construct additional buildings in the Office Building Area for such purposes as Lessor may deem appropriate, and subdivide the lands for that purpose if necessary, and upon so doing, the Office Building Area shall become the subdivided lot on which the Building in which the Premises is located. However, if any service provided for in Article 23(a) or any utility provided for in Article 23(b) is separately billed or separately metered within the Building, then the square footage so billed or metered shall be subtracted from the denominator and the Lessee’s proportionate share for such service and/or utility shall be separately computed, and the Base Costs for such item shall not include any charges attributable to said square footage. Lessee understands that as a result of changes in the layout of the Common Facilities from time to time occurring due to, by way of example and not by way of limitation, the rearrangement of corridors, the aggregate of all Building tenant proportionate shares may be equal to, less than or greater than one hundred percent (100%).

(ii) Verification: If Lessee’s Percentage is adjusted pursuant to subparagraph (i) of this Section (d), change in Lessee’s Percentage is subject to independent verification by Lessee’s architect, space planner or such other third-party that Lessee may designate. For the protection of Lessee, Lessor shall maintain books and records which shall be open to Lessee and its representatives at all reasonable times so that Lessee can verify the change in Lessee’s Percentage. At Lessor’s request, Lessee shall execute a confidentiality agreement reasonably acceptable to Lessor prior to any examination of Lessor’s books and records. The parties acknowledge that Lessee’s Percentage is deemed to be the percentage set forth in Paragraph 12 of the Preamble to the Lease, unless Lessor adjusts the percentage pursuant to the provisions of this Section d.

(iii) Disputes: In the event Lessee disputes the calculation of the Lessee’s Percentage as adjusted pursuant to subparagraph (i) of this Section (d), Lessee or Lessor shall work together in good faith to resolve such dispute in a timely manner, provided that if such dispute shall not be satisfactorily settled between Lessor and Lessee, the dispute shall be referred by either party to an independent third-party to be mutually agreed upon, and if such third-party cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, who shall jointly share any cost of such arbitration. Pending resolution of said dispute the Lessee shall pay to Lessor the sum so billed by Lessor subject to its ultimate resolution as aforesaid.
43.	LEASE COMMENCEMENT:

(a) Notwithstanding anything contained herein to the contrary, Lessee shall have the right to enter the Premises on or about February 1, 2007 without charge in order to accommodate Lessee’s move-in as contemplated by and subject to Paragraph 13 of Exhibit C hereof.

(b) If Lessor, for any reason whatsoever, including Lessor’s negligence except as provided for in

Article 27(b), cannot deliver possession of the Premises, as provided for in Article 27(a), to Lessee at the commencement of the agreed Term as set forth in Articles 2 and 27, (i) this Lease shall not be void or voidable, and (ii) Lessor shall not be liable to Lessee for any loss or damage resulting therefrom, but in that event, the Term shall be for the full term as specified above to commence from and after the date Lessor shall have delivered possession of the Premises to Lessee or from the date Lessor would have delivered possession of the Premises to Lessee but for a delay by Lessee as set forth in Paragraph 12 of Exhibit C hereof or for any other reason solely attributable to Lessee (herein the “Commencement Date”) and to expire midnight of the day immediately preceding Term anniversary of the Commencement Date, and if reasonably requested by Lessor, Lessor and Lessee shall, ratify and confirm said Commencement and Expiration Dates by completing and signing Exhibit G attached hereto and made a part hereof.

44.	NOTICES:

Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or (ii) sent by registered mail or certified mail return receipt requested in a postage paid envelope addressed or (iii) sent by nationally recognized overnight delivery service, if to Lessee, at 493 Nixon Road, Cheswick, Pennsylvania 15024, Attention: Director Facilities & Environmental Management, with a copy to the same address, Attention: General Counsel; if to Lessor, at Lessor’s address as set forth above to the attention of President and Chief Executive Officer, with a copy to the attention of the General Counsel; or, to either at such other address as Lessee or Lessor, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally, on delivery thereof, if mailed, upon the tenth (10th) day after the mailing thereof or if sent by overnight delivery service, the next business day.

45.	ACCORD AND SATISFACTION:

No payment by Lessee or receipt by Lessor of a lesser amount than the rent and additional charges payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated Fixed Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Fixed Basic Rent or Additional Rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such Fixed Basic Rent and Additional Rent or pursue any other remedy provided herein or by law.

46.	EFFECT OF WAIVERS:

No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No acceptance of full or partial rent by Lessor during the continuance of any breach of any covenant, agreement, term or condition of this Lease shall constitute a waiver of Lessor’s right to the balance of any rent. No consent, or waiver, express or implied, by any party to or of any breach of any covenant, condition or duty of the other party shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless in writing signed by such party.

47.	LEASE CONDITION:

Intentionally omitted.

48.	MORTGAGEE’S NOTICE AND OPPORTUNITY TO CURE:

Lessee agrees to give any mortgagees and/or trust deed holders, by registered mail or a nationally recognized overnight carrier, a copy of any notice of default served upon Lessor, provided that, prior to such notice, Lessee has been notified in writing (by way of notice of assignment of rents and leases or otherwise) of the address of such mortgagees and/or trust deed holders.

49.	LESSOR’S RESERVED RIGHT:

Lessor and Lessee acknowledge that the Premises are in a Building which is not open to the general public. Access to the Building is restricted to Lessor, Lessee, their agents, employees and contractors and to their invited visitors. In the event of a labor dispute including a strike, picketing, informational or associational activities directed at Lessee or any other tenant, Lessor reserves the right unilaterally to alter Lessee’s ingress and egress to the Building or make any change in operating conditions to restrict pedestrian, vehicular or delivery ingress and egress to a particular location as reasonably required. In accomplishing any such work, Lessor shall endeavor to minimize interference, inconvenience and annoyance to Lessee.

50.	CORPORATE AUTHORITY:

If Lessee is a corporation, Lessee represents and warrants that this Lease has been duly authorized and approved by the corporation’s Board of Directors to the extent required by Lessee’s bylaws. The undersigned officers and representatives of the corporation represent and warrant that they are officers of the corporation with authority to execute this Lease on behalf of the corporation, and within fifteen (15) days of execution hereof, Lessee will provide Lessor with an incumbency certificate certifying to the incumbency of said officer. Lessee represents and warrants to Lessor (i) that Lessee nor any person or entity that directly owns a ten percent (10%) or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) that Lessee’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 of the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that throughout the term of this Lease the Representing Party shall comply with the Executive Order and with the Money Laundering Act.

51.	AFTER-HOURS USE:

Lessee shall be entitled to make use of said Standard Electric Service and HVAC beyond the Building Hours, at Lessee’s sole cost and expense, provided Lessee shall notify the Lessor by 3:00 p.m. on the day that Lessee shall require said overtime use if said overtime use is required on any weekday, and by 3:00 p.m. on Friday for Saturday and/or Sunday overtime use. It is understood and agreed that Lessee shall pay the sum of SIXTY AND 00/100 DOLLARS ($60.00) per hour per zone for air-conditioning service and FORTY-FIVE AND 00/100 DOLLARS ($45.00) per hour per zone for heating services, plus such additional percentage increase of the aforesaid hourly sum computed by measuring the percentage increase between the rate in effect (including fuel surcharges or adjustments) during the month for which such overtime use is requested and the Base Rate. The Base Rate for purposes hereof shall be the average of the rates in effect (including surcharges and/or adjustments) during Calendar Year 2007. There shall be no overtime HVAC charge for the operation of the supplemental HVAC unit exclusively servicing the Premises.

In no event shall the Lessee pay less than the sum of SIXTY AND 00/100 DOLLARS ($60.00) per hour per zone for such overtime air-conditioning service or less than FORTY-FIVE AND 00/100 DOLLARS ($45.00) per hour per zone for such overtime heating service.

52.	LESSEE’S RELOCATION:

Intentionally Omitted.

53.	BUILDING PERMIT:

This Lease is expressly conditioned upon Lessor obtaining a building permit from the appropriate government official for Lessee’s Premises. Lessor hereby agrees to make application to said government official within five (5) business days following the execution of the construction drawings for the Premises. As used herein, construction drawings shall mean the final plans and specifications required pursuant to Article 27(b).

54.	TERMINATION OPTION:

In addition to any other remedies contained here and notwithstanding anything to the contrary contained herein, Lessee shall have a one-time option to terminate this Lease (“Termination Option”) in accordance with the following terms and conditions:
a.	If Lessee desires to exercise the Termination Option, Lessee shall give Lessor irrevocable written notice (“Termination Notice”) of Lessee’s exercise of this Termination Option, which shall be mailed to the persons and address set forth in Article 44 and delivered in the manner set forth Article 44. The Termination Notice must be received by Lessor no later than the date that is twelve (12) full months prior to the Termination Date. TIME IS OF THE ESSENCE with respect to Lessor’s receipt of the Termination Notice and all other deadlines in this Article.

b.	If Lessee gives the Termination Notice and complies with all the provisions in this Article, the Lease shall terminate at 11:59 p.m. on the last day of the month during which the thirty eighth (38th) month anniversary of the Commencement Date occurs (the “Termination Date”).

c.	In consideration for Lessee’s termination of this Lease, Lessee shall pay Lessor TWO HUNDRED FORTY-FOUR THOUSAND EIGHT HUNDRED SEVEN AND 00/100 DOLLARS ($244,807.00) (“Termination Fee”) simultaneously with the Termination Notice sent by Lessee to Lessor or within two (2) business days thereafter by wiring of funds to an account selected by Lessor. Upon Lessee’s request, Lessor shall provide Lessee with reasonable evidence of receipt of the Termination Notice and Termination Fee.

d.	Lessee’s obligations to pay Fixed Basic Rent, Additional Rent, and any other costs or charges under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of this Lease.

e.	Notwithstanding the foregoing, if at any time during the period on or after the date of the Termination Notice, Lessee shall have received notice of an event of default of this Lease that remains uncured beyond any applicable grace period, then Lessor may elect, but is not obligated, to cancel and declare null and void Lessee’s exercise of the Termination Option and this Lease shall continue in full force and effect for the full Term hereof unaffected by Lessee’s exercise of the Termination Option. If Lessor does not cancel Lessee’s exercise of the Termination Option after Lessee’s default, Lessee shall cure any default within the period of time specified in this Lease and this obligation shall survive the Termination Date.

If Lessor elects to declare Lessee’s exercise of the Termination Option null and void, then the Lessor shall apply the Termination Fee received by Lessor against all Fixed Basic Rent and Additional Rent due and payable by Lessee for the remainder of the Term. Any remaining Termination Fee being held by Lessor after applying the Termination Fee against all Fixed Basic Rent and Additional Rent payable by Lessee for the remainder of the Term shall be promptly refunded to Lessee. If Lessor elects to declare Lessee’s exercise of the Termination Option null and void as aforesaid, then Lessee shall continue to be responsible for all Fixed Basic Rent and Additional Rent payable by Lessee under this Lease (after the application of the Termination Fee) for the remainder of the Term as if the Termination Option had not been exercised and nothing contained herein shall relieve Lessee of any obligation to pay all Fixed Basic Rent and Additional Rent for the remainder of the Term.

f.	In the event Lessee exercises the Termination Option, Lessee covenants and agrees to surrender full and complete possession of the Premises to Lessor on or before the Termination Date vacant in accordance with Article 5 of this Lease, and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by or through Lessee.

g.	If Lessee shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Lessee shall be deemed to be a holdover Lessee from and after the Termination Date, and in such event all covenants and terms of Article 25 shall apply. Lessor may accept any such sums from Lessee without prejudice to Lessor’s right to evict Lessee from the Premises by any lawful means.

h.	If Lessee properly and timely exercises the Termination Option, the Lease as it applies to the Premises shall cease and expire on the Termination Date with the same force and effect as if said Termination Date were the date originally provided in this Lease as the Expiration Date of the Term hereof.

i.	If this Lease has been assigned or all or a portion of the Premises has been sublet, this Termination Option shall be deemed null and void and neither Lessee nor any assignee or sublessee shall have the right to exercise such option during the term of such assignment or sublease.
54.	RENEWAL OPTION:
(a)	If the term of this Lease shall then be in full force and effect, Lessee shall have the option to extend the term of this Lease for a period of five (5) years (the “Renewal Term”) commencing on the day immediately following the Expiration Date, provided however that Lessee shall give Lessor notice of its election to extend the term (the “Renewal Notice”) no earlier than fifteen (15) months prior to the Expiration Date nor later than twelve (12) months prior to the Expiration Date of the initial term. TIME BEING OF THE ESSENCE in connection with the exercise of Lessee’s option pursuant to this Article.

(b)	The Renewal Term shall be upon the same covenants and conditions, as herein set forth except for the Fixed Basic Rent (which shall be determined in the manner set forth below), and except that Lessee shall have no further right to extend the term of this Lease after the exercise of the single option described in paragraph (a) of this Section. If Lessee shall give the Renewal Notice, the Renewal Term shall be added to and become a part of the Term of this Lease (but shall not be considered a part of the initial Term), and any reference in this Lease to the “Term of this Lease”, the “Term hereof”, or any similar expression shall be deemed to include such Renewal Term, and, in addition, the term “Expiration Date” shall thereafter mean the last day of such Renewal Term. Lessor shall have no obligation to perform any alteration or preparatory or other work in and to the Premises and Lessee shall continue possession thereof in its “as is” condition.

(c)	If Lessee gives the Renewal Notice, the Fixed Basic Rent during the Renewal Term shall be the fair market rent for the Premises.

(d)	If Lessee requests no earlier than fifteen (15) months prior to the Expiration Date, Lessor shall advise Lessee in writing of Lessor’s determination of the fair market value of the Premises for the Renewal Term (as determined by Lessor in its sole discretion) within thirty (30) days of such request. If Lessee so elects, Lessee may then give the Renewal Notice to Lessor and the Fixed Basic Rent for the Renewal Term shall be such amount identified by Lessor or such other amount that Lessee and Lessor may agree upon prior to Lessee giving its Renewal Notice. If Lessor and Lessee agree upon the Fixed Basic Rent to be paid by Lessee during the Renewal Term on or prior to the date that Lessee is required to deliver the Renewal Notice, the parties shall promptly execute an amendment to this Lease stating the Fixed Basic Rent for the Renewal Term. If Lessee fails to timely give the Renewal Notice, then this Article 55 shall be null and void and of no force or effect. In no event shall either party have any liability to the other if the parties cannot agree for any reason on the fair market rent for the Renewal Term. If Lessee fails to give the Renewal Notice on or before twelve (12) months prior to the Expiration Date, then this Article 55 shall be null and void and of no force and effect.

(e)	The option granted to Lessee under this Article 55 may be exercised only by Lessee, its affiliates, permitted successors and assigns, and not by any subtenant or any successor to the interest of Lessee by reason of any action under the Bankruptcy Code, or by any public officer, custodian, receiver, United States Trustee, trustee or liquidator of Lessee or substantially all of Lessee’s property. Lessee shall have no right to exercise this option if at such time, Lessee has received notice of an event of default that remains uncured beyond any applicable grace period unless Lessee cures the default within the any applicable grace period. Notwithstanding the foregoing, Lessee shall have no right to extend the term if, at the time it gives notice of its election (i) Lessee shall not be in occupancy of substantially all of the Premises or (ii) the Premises (or any part thereof) shall be the subject of a sublease. If Lessee shall have elected to extend the term, such election shall be deemed withdrawn if, at any time after the giving of notice of such election and prior to the commencement of the Renewal Term, Lessee shall sublease (all or any portion of) the Premises unless Lessor otherwise agreed at the time of said sublease.
56.	COUNTERPARTS:

This Lease may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which counterparts, taken together, shall constitute but one and the same Lease.
          EACH PARTY AGREES that it (i) has the right and authority to enter into and excute and deliver this Lease, and (ii) will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and (iii) hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.
          IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

LESSOR:		LESSEE:
KNIGHTSBRIDGE REALTY L.L.C.		TOLLGRADE COMMUNICATIONS INC.

By:	Mack-Cali Realty, L.P., member

By:	Mack-Cali Realty Corporation, its general partner

By:	/s/ Michael A. Grossman Michael A. Grossman	By:	/s/ Sara M. Antol Name: Sara M. Antol
	Executive Vice President		Title: General Counsel and Secretary

EXHIBIT A
LOCATION OF PREMISES
[DRAWING OF LEASED PREMISES OMITTED. A COPY IS AVAILABLE TO THE SEC UPON REQUEST.]

Exhibit A - Page 1

EXHIBIT A-1
OFFICE BUILDING AREA
[LEGAL DESCRIPTION OF LEASED PREMISES OMITTED. A COPY IS AVAILABLE TO THE SEC UPON REQUEST.]

Exhibit A-1 - Page 1

EXHIBIT B
RULES AND REGULATIONS
1.	OBSTRUCTION OF PASSAGEWAYS: The sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors and public parts of the Building shall not be obstructed or encumbered by Lessee or used by Lessee for any purpose other than ingress and egress. If the Premises are situated on the ground floor with direct access to the street, then Lessor shall, at Lessor’s expense, keep the sidewalks and curbs directly in front of the Premises clean and free from ice, snow and refuse.

2.	WINDOWS: Windows in the Premises shall not be covered or obstructed by Lessee. No bottles, parcels or other articles shall be placed on the windowsills, in the halls, or in any other part of the Building other than the Premises. No article shall be thrown out of the doors or windows of the Premises.

3.	PROJECTIONS FROM BUILDING: No awnings, air-conditioning units, or other fixtures shall be attached to the outside walls or the window sills of the Building or otherwise affixed so as to project from the Building, without prior written consent of Lessor.

4.	SIGNS: No sign or lettering shall be affixed by Lessee to any part of the outside of the Premises, or any part of the inside of the Premises so as to be clearly visible from the outside of the Premises, without the prior written consent of Lessor. However, Lessee shall have the right to place its name in the Building’s lobby directory and on any door leading into the Premises the size, color and style thereof to be subject to the Lessor’s approval. Lessee shall not have the right to have additional names placed on the Building directory without Lessor’s prior written consent.

5.	FLOOR COVERING: Lessee shall not lay linoleum or other similar floor covering so that the same shall come in direct contact with the floor of the Premises. If linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall first be fixed to the floor by a paste or other material that may easily be removed with water, the use of cement or other similar adhesive material being expressly prohibited.

6.	INTERFERENCE WITH OCCUPANTS OF BUILDING: Lessee shall not make, or permit to be made, any unseemly or disturbing noises or odors and shall not interfere with other tenants or those having business with them. Lessee will keep all mechanical apparatus in the Premises free of vibration and noise which may be transmitted beyond the limits of the Premises.

7.	LOCK KEYS: No additional locks or bolts of any kind shall be placed on any of the doors or windows by Lessee. Lessee shall, on the termination of Lessee’s tenancy, deliver to Lessor all keys to any space within the Building either furnished to or otherwise procured by Lessee, and in the event of the loss of any keys furnished, Lessee shall pay to Lessor the cost thereof. Lessee, before closing and leaving the Premises, shall ensure that all windows are closed and entrance doors locked. Nothing in this Paragraph 7 shall be deemed to prohibit Lessee from installing a burglar alarm within the Premises, provided: (1) Lessee obtains Lessor’s consent which will not be unreasonably withheld, conditioned or delayed; (2) Lessee supplies Lessor with copies of the plans and specifications of the system; (3) such installation shall not damage the Building; and (4) all costs of installation shall be borne solely by Lessee.

8.	CONTRACTORS: No contract of any kind with any supplier of towels, water, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish, garbage, or other like service shall be entered into by Lessee, nor shall any machine of any kind be installed in the Building or the Office Building Area without the prior written consent of the Lessor except as set forth in Exhibit C. Lessee shall not employ any persons other than Lessor’s janitors for the purpose of cleaning the Premises without prior written consent of Lessor. Lessor shall not be responsible to Lessee for any loss of property from the Premises however occurring, or for any damage to the effects of Lessee by such janitors or any of its employees, or by any other person or any other cause.

Exhibit B - Page 1

9.	PROHIBITED ON PREMISES: Lessee shall not conduct, or permit any other person to conduct, any auction upon the Premises, manufacture or store goods, wares or merchandise upon the Premises without the prior written approval of Lessor, except the storage of usual supplies and inventory to be used by Lessee in the conduct of his business, permit the Premises to be used for gambling, make any unusual noises in the Building, permit to be played musical instrument on the Premises, permit any radio to be played, or television, recorded or wired music in such loud manner as to disturb or annoy other tenants, or permit any unusual odors to be produced on the Premises. Lessee shall not permit any portion of the Premises to be occupied as an office for a public stenographer or typewriter, or for the storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form or as a barber or manicure shop. Canvassing, soliciting and peddling in the Building and the Office Building Area are prohibited and Lessee shall cooperate to prevent the same. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

10.	PLUMBING, ELECTRIC AND TELEPHONE WORK: Plumbing facilities shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or other substances of any kind shall be thrown into them. Waste and excessive or unusual amounts of electricity or water is prohibited. When electric wiring of any kind is introduced, it must be connected as directed by Lessor, and no stringing or cutting of wires will be allowed, except by prior written consent of Lessor, and shall be done by contractors approved by Lessor. The number and locations of telephones, telegraph instruments, electrical appliances, call boxes, etc. shall be subject to Lessor’s approval.

11.	MOVEMENT OF FURNITURE, FREIGHT OR BULKY MATTER: The carrying in or out of freight, furniture or bulky matter of any description must take place during such hours as Lessor may from time to time reasonably determine and only after advance notice to the superintendent of the Building. The persons employed by Lessee for such work must be reasonably acceptable to the Lessor. Lessee may, subject to these provisions, move freight, furniture, bulky matter, and other material into or out of the Premises on Saturdays between the hours of 9:00 a.m. and 1:00 p.m. (except as provided below), provided Lessee pays additional costs, if any, incurred by Lessor for elevator operators or security guards, and for any other expenses occasioned by such activity of Lessee. If, at least three (3) days prior to such activity, Lessor requests that Lessee deposit with Lessor, as security of Lessee’s obligations to pay such additional costs, a sum of which Lessor reasonably estimates to be the amount of such additional cost, the Lessee shall deposit such sum with Lessor as security of such cost. There shall not be used in the Building or Premises, either by Lessee or by others in the delivery or receipt of merchandise, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in the elevators without the consent of the superintendent of the Building. In order to help facilitate Lessee moving into the Premises, Lessor will permit Lessee to move such items into or out of the Premises on business days at reasonable times so long as Lessee give prior verbal notice.

12.	Intentionally omitted.

13.	ADVERTISING: Lessor shall have the right to prohibit any advertising by Lessee which in Lessor’s reasonable opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Lessor, Lessee shall refrain from or discontinue such advertising.

14.	NON-OBSERVANCE OR VIOLATION OF RULES BY OTHER TENANTS: Lessor shall not be responsible to Lessee for non-observance or violation of any of these rules and regulations by any other tenant.

15.	AFTER HOURS USE: Lessor reserves the right to exclude from the Building between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on Saturdays, Sundays and Building Holidays, all persons who do not present a pass to the Building signed by the Lessee. Otherwise, Lessee and Lessee’s Representatives shall have access to the Premises 24 hours a day, 7 days a week, 365 days per year (except in the case of an emergency). Each Lessee shall be responsible for all persons for whom such a pass is issued.

16.	PARKING: Lessee and its employees shall park their cars only in those portions of the parking area designated by Lessor.

Exhibit B - Page 2

17.	Lessor hereby reserves to itself any and all rights not granted to Lessee hereunder, including, but not limited to, the following rights which are reserved to Lessor for its purposes in operating the Building:
a)	the exclusive right to the use of the name of the Building for all purposes, except that Lessee may use the name as its business address and for no other purposes; and

b)	the right to change the name or address of the Building, without incurring any liability to Lessee for doing so; and

c)	the right to install and maintain a sign on the exterior of the Building; and

d)	the exclusive right to use or dispose of the use of the roof of the Building; and

e)	the right to limit the space on the directory of the Building to be allotted to Lessee (but may not entirely exclude Lessee); and

f)	the right to grant to anyone the right to conduct any particular business or undertaking in the Building.
— END —

Exhibit B - Page 3

EXHIBIT C
NOTES

RE:	Workletter Agreement for office space on the first (1st) floor at 30 Knightsbridge, New Jersey.
November 27, 2006
LESSEE:
Tollgrade Communications Inc.
You (“Lessee”) and we (“Lessor”) are executing simultaneously with this Workletter Agreement a written lease (“Lease”), covering the space referred to above, as more particularly described in the Lease (“Premises”).
To induce Lessee to enter into the Lease (which is hereby incorporated by reference) and in consideration of the covenants hereinafter contained, Lessor and Lessee mutually agree as follows:
1.	Lessor shall have its architect prepare the following architectural and mechanical drawings and specifications based upon the sketch layout supplied to Lessor by Lessee, attached hereto and made a part hereof, upon full execution of this Lease.
a.	Architectural drawings and specifications for Lessee’s partition layout, reflected ceiling, placement of electrical outlets and other installations for the work to be done by Lessor.

b.	Mechanical plans and specifications where necessary for installation of air conditioning systems, ductwork and heating.
All such plans and specifications are expressly subject to Lessor’s written approval, which Lessor covenants it will not unreasonably withhold, conditioned or delay. Lessor will be responsible for promptly filing plans and receiving all permits required for the construction contemplated herein.

2.	Lessor agrees to cause the partition plan, electrical plan and the reflected ceiling plan to be delivered to Lessee on or before the fifteenth (15th) day after Lease execution. Lessee agrees to approve said plans by initialing and returning same to Lessor within three (3) days of receipt of each plan. Upon approval of the plans initialed by Lessee, Lessor shall promptly file said plans with the appropriate governmental agencies.

3.	Lessor agrees, at its expense and without charge to Lessee (unless otherwise provided), to do the work in the Premises set forth on the approved plans set forth above and described on the “Description of Materials” schedule attached hereto which shall hereinafter be referred to as “The Work”. The Work shall include Lessor’s general conditions and overhead amounts indicated on the Description of Materials. “Building Standard” shall mean the type and grade of material, equipment and/or device designated by Lessor as standard for the Building.

Exhibit C - Page 1

All items are Building Standard unless otherwise noted. The provisions of Article 6 of the Lease shall apply to any alterations made to the Premises after the initial work to be performed herein.

4.	Intentionally Omitted.

5.	All low partitioning, workstation modules, bank screen partitions and prefabricated partition systems shall be furnished and installed by Lessee.

6.	The installation or wiring of telephone and computer (data) outlets is not part of The Work. Lessee shall bear the responsibility to provide its own telephone and data systems at Lessee’s sole cost and expense. Upon expiration or sooner termination of the Lease, Lessee shall remove all telephone and data equipment and wiring from the Premises and the Building risers upon vacation of same.

7.	Changes in The Work, if necessary or requested by the Lessee, shall be accomplished after the execution of the Lease and this Workletter Agreement, and without invalidating any part of the Lease or Workletter Agreement, by written agreement between Lessor and Lessee hereinafter referred to as a Change Order. Each Change Order shall be prepared by Lessor and signed by both Lessee and Lessor stating their agreement upon all of the following:
a.	The scope of the change in The Work; and

b.	The cost of the change; and

c.	Manner in which the cost will be paid or credited; and

d.	The estimated extent of any adjustment to the Commencement Date (if any) as a result of the change in The Work.
Each and every Change Order shall be signed by Lessor’s and Lessee’s respective construction representatives. In no event shall any Change Order(s) be permitted without such authorizations. A 10% supervision plus 10% overhead charge will be added to the cost of any Change Order and to the cost of any other work to be performed by Lessor in the Premises after Lessor’s completion of The Work. If Lessee shall fail to approve any such Change Order within one (1) week, the same shall be deemed disapproved in all respects by Lessee and Lessor shall not be authorized to proceed thereon. Any increase in the cost of The Work or the change in The Work stated in a Change Order which results from Lessee’s failure to timely approve and return said Change Order shall be paid by the Lessee. Lessee agrees to pay to Lessor the cost of any Change Order promptly upon receipt of an invoice for same.

8.	If Lessee elects to use the architect suggested by Lessor, this architect becomes the Lessee’s agent solely with respect to the plans, specifications and The Work. If any change is made after completion of schematic drawings and prior to completion of final construction documents which result in a Change Order and additional costs, such costs shall be the responsibility of the Lessee.

Exhibit C - Page 2

9.	Prior to Lessee’s occupancy of the Premises, Lessee shall identify and list any portion of The Work which does not conform to this Workletter Agreement (“Punch List”). The Lessor shall review with the Lessee all of the items so listed and correct or complete any portion of The Work which fails to conform to the requirements of this Workletter Agreement within thirty (30) business days after the completion of the Punch List. In addition, Lessor shall be responsible for any latent defects in the performance of the Work.

10.	The terms contained in the Lease (which include all exhibits attached thereto) constitute Lessor’s agreement with Lessee with respect to the work to be performed by Lessor on Lessee’s behalf. If the architectural drawings are in conflict with the terms of the Lease, then the Lease shall be deemed the controlling document.

11.	All materials and installations constructed for the Lessee within the Premises shall become the property of the Lessor upon installation (other than the UPS unit that Lessee shall install at its sole expense). No refund, credit or removal of said items is to be permitted at the termination of the Lease. Items installed that are not integrated in any such way with other common building materials do not fall under this provision (e.g. shelving, furniture, etc.).

12.	It is agreed that notwithstanding the date provided in the Lease for the Commencement Date, the term shall not commence until Lessor has “substantially completed” all work to be performed by Lessor as hereinbefore set forth in Paragraph 3 above and as set forth in the Lease; provided, however, that if Lessor shall be delayed in substantially completing said work as a result of:
a.	Lessee’s failure to timely approve the plans and specifications in accordance with Paragraph 2 hereof; or

b.	Lessee’s failure to furnish interior finish specifications, i.e., paint colors, carpet selection, etc., to Lessor by the fifth (5th) working day after Lessor has approved the plans and specifications submitted by Lessee referred to in Paragraph 2 hereof; or

c.	Lessee’s request for materials, finishes or installations other than Lessor’s Building Standard; or

d.	Lessee’s changes in The Work; or

e.	The performance of a person, firm, partnership or corporation employed by Lessee and the completion of the said work by said person, firm, partnership or corporation;
then the Commencement Date of the term of said Lease shall be accelerated by the number of days of such delay and Lessee’s obligation to pay Fixed Basic Rent and Additional Rent shall commence as of such earlier date.

13.	Lessor shall permit Lessee and its agents to enter the Premises on or about February 1, 2007 in order that Lessee may perform through its own non-union contractors (or union contractor if required by Lessor) such other work and decorations as Lessee may desire at the same time Lessor’s contractors are working in the Premises. The foregoing license to enter prior to the Commencement Date, however, is conditioned upon:

Exhibit C - Page 3

a.	Lessee’s workmen and mechanics working in harmony and not interfering with the labor employed by Lessor, Lessor’s mechanics or contractors or by any other Lessee or its mechanics or contractors; and

b.	Lessee providing Lessor with reasonable evidence of Lessee’s contractors and subcontractors carrying such worker’s compensation, general liability, personal and property insurance as required by law and in amounts no less than the amounts set forth in Article 30 of the Lease. If at any time such entry shall cause actual disharmony or interference therewith, this license may be withdrawn by Lessor upon forty-eight (48) hours written notice to Lessee. Such entry shall be deemed controlled by all of the terms, covenants, provisions and conditions of said Lease, except as to the covenant to pay Fixed Basic Rent and Additional Rent. Lessor shall not be liable in any way for any injury, loss or damage which may occur to any of Lessee’s decorations or installations so made prior to the Commencement Date, the same being solely at Lessee’s risk.
14.	No part of the Premises shall be deemed unavailable for occupancy by the Lessee, or shall any work which the Lessor is obligated to perform in such part of the Premises be deemed incomplete for the purpose of any adjustment of Fixed Basic Rent payable hereunder, solely due to the non-completion of details of construction, decoration or mechanical adjustments which are minor in character and the non-completion of which does not materially interfere with the Lessee’s use of such part of the Premises.

15.	Lessee is responsible for all costs related to the repairs and maintenance of any additional or supplemental HVAC systems, appliances and equipment installed to meet Lessee’s specific requirements. Lessee shall purchase a service contract for this equipment so that the equipment is covered by such service contract each year of the term of the Lease and shall forward a copy of such contract to Lessor.

16.	If construction is to occur in a space occupied by Lessee’s employees, Lessee shall be liable for all costs associated with a delay if Lessee shall fail to comply with a submitted construction schedule to relocate personnel, furniture, or equipment; however, the parties acknowledge that they will use their best efforts to work together to avoid such delays. Lessee shall relocate such personnel, furniture and equipment at its sole cost and expense. These costs shall include, but not be limited to the following:
a.	cost of construction workers time wasted; and

b.	cost of any overtime work necessary to meet schedule deadlines; and

c.	any other costs associated with delays in final completion.
17.	This workletter is based on the quantities and specifications listed herein. Any change to these specifications shall require the recalculation of the construction costs. Such recalculation shall not negate any other section of this Lease.

18.	All sums payable by Lessee to Lessor in connection with this Exhibit C and any other work

Exhibit C - Page 4

to be performed by Lessor within the Premises and billable to Lessee shall be deemed Additional Rent.

19.	All work shall comply with all applicable federal, state and municipal laws, rules, codes and regulations, including the Americans with Disabilities Act of 1990, as amended from time to time, and the Premises shall be in conformance therewith when delivered to Lessee.

20.	With respect to the construction work being conducted in or about the Premises, each party agrees to be bound by the approval and actions of their respective construction representatives. Unless changed by written notification, the parties hereby designate the following individuals as their respective construction representatives:

FOR LESSOR:	FOR LESSEE:

Gary Suber	Steve Garda
c/o Mack-Cali Realty Corporation	Director Facilities & Environmental
11 Commerce Drive	Management
Cranford, NJ 06016	493 Nixon Road
(908) 272-8000	Cheswick, PA 15024
[ATTACHMENTS TO EXHIBIT C HAVE BEEN OMITTED. COPIES ARE AVAILABLE TO THE SEC UPON REQUEST.]

Exhibit C - Page 5

EXHIBIT C - 1
AIR CONDITIONING & HEATING DESIGN STANDARDS
The following are design standards for the building air-conditioning system for cooling and heating in the air in the subject building:
1.	During the normal heating season to maintain an average indoor dry bulb temperature of not less than 70 degrees F (21 degrees C) or more than 76 degrees (24.4 degrees C) when the outdoor dry bulb temperature is lower than 65 degrees F (18 degrees C) but not lower than 0 degrees F (-13 degrees C).

2.	To maintain comfort cooling for an average indoor dry bulb temperature of not more than 78 degrees F when the outside dry bulb temperature is 95 degrees F (24 degrees C).

3.	To furnish fresh ventilation air in accord with building design requirements applicable at the time of construction approval and between approximately .20 and 1.0 cubic feet of total air per minute, per square foot of rentable occupied space.

4.	Lessor will not be responsible for the failure of the air-conditioning system if such failure results from (i) the occupancy of the Premises with more than an average of one (1) person for each one hundred (200) usable square feet of floor area (ii) the installation or operation by Lessee of machines and appliances, the installed electrical load of which when combined with the load of all lighting fixtures exceeds three (3) watts per square foot of floor area and in any manner exceeding the aforementioned occupancy and electrical load criteria, or (iii) rearrangement of partitioning after the initial preparation of the Premises. If interference with normal operation of the air-conditioning system in the Premises results, necessitating changes in the air conditioning system servicing the Premises, such changes shall be made by Lessor upon written notice to Lessee at Lessee’s sole cost and expense. Lessee agrees to lower and close window coverings when necessary because of the sun’s position whenever the air conditioning system is in operation, and Lessee agrees at all times to cooperate fully with Lessor and to abide by all the Rules and Regulations attached hereto as well as reasonable rules and regulations which Lessor may hereafter prescribe involving the air-conditioning system.
— END —

Exhibit C-1 - Page 1

EXHIBIT D
CLEANING SERVICES
(Five Nights Per Week)
LESSEE’S PREMISES
1.	Vacuum clean all carpeted areas.

2.	Sweep and dust mop all non-carpeted areas. Wet mop whenever necessary.

3.	All office furniture such as desks, chairs, files, filing cabinets, etc. shall be dusted with a clean treated dust cloth whenever necessary and only if such surfaces are clear of Lessee’s personal property including but not limited to plants.

4.	Intentionally omitted.

5.	Empty wastepaper baskets and remove waste to the designated areas.

6.	All vertical surfaces within arms reach shall be spot cleaned to remove finger marks and smudges. Baseboard and window sills are to be spot cleaned whenever necessary.

7.	All cleaning of cafeterias, vending areas, kitchen facilities and restrooms exclusively serving the Premises are excluded. Lessee may make necessary arrangements for same directly with Lessor’s cleaning maintenance company. Notwithstanding the foregoing, Lessor shall clean the floor of the kitchen area.

8.	Cleaning hours shall be Monday through Friday between 5:30 p.m. and 11:00 p.m.

9.	No cleaning service is provided on Saturday, Sunday and Building Holidays.

10.	Cartons or refuse in excess, which cannot be placed in wastebaskets, will not be removed. Lessee is responsible to place such unusual refuse in trash dumpster.

11.	Cleaning maintenance company will not remove nor clean tea, office cups or similar containers. If such liquids are spilled in waste baskets, the waste baskets will be emptied but not otherwise cleaned. Lessor will not be responsible for any stained carpet caused from liquids leaking or spilling from Lessee’s wastepaper receptacles.

12.	Upon completion of cleaning, all lights will be turned off and doors locked leaving the Premises in an orderly condition.

13.	Glass entrance doors will be cleaned nightly. Interior glass doors or glass partitions are excluded. Lessee may make arrangements for same with Lessor’s cleaning maintenance company.
COMMON AREAS
1.	Vacuum all carpeting in entrance lobbies, outdoor mats and all corridors.

2.	Wash glass doors in entrance lobby with a clean damp cloth and dry towel.

3.	Clean cigarette urns. Sweep and/or wet mop all resilient tile flooring. Hard surface floors such as quarry tile, etc., shall be cleaned nightly.

4.	Wash, clean and disinfect water fountains.

5.	Clean all elevators and stairwells.

6.	Lavatories located in Common Facilities — Men and Women.
a.	Floors in all lavatories shall be wet mopped each evening with a germicidal detergent to ensure a clean and germ free surface.

b.	Wash and polish all mirrors, shelves, bright work including any piping and toilet seats.

c.	Wash and disinfect wash basins and sinks using a germicidal detergent.

Exhibit D - Page 1

d.	Wash and disinfect toilet bowls and urinals.

e.	Keep lavatory partitions, tiled walls, dispensers and receptacles in a clean condition using a germicidal detergent when necessary.

f.	Empty and sanitize sanitary disposal receptacles.

g.	Fill toilet tissue holders, towel dispensers and soap dispensers. Refills to be supplied by Lessor.
7.	Clean all air ventilation grill work in ceilings.

Exhibit D - Page 2

EXHIBIT E
BUILDING HOLIDAYS
BUILDING CLOSED
* NEW YEAR’S DAY *
* MEMORIAL DAY *
* INDEPENDENCE DAY *
* LABOR DAY *
* THANKSGIVING DAY *
* CHRISTMAS DAY *
— END —

Exhibit E - Page 1

EXHIBIT F
TENANT ESTOPPEL CERTIFICATE
TO: MORTGAGEE and/or its affiliates and/or whom else it may concern:
1.	The undersigned is the Lessee (Tenant) under that certain Lease dated , 2006 by and between , as Lessor (Landlord), and , as Lessee, covering those certain premises commonly known and designated as r.s.f. on the (___) floor of , New Jersey.

2.	The Lease has not been modified, changed, altered or amended in any respect (except as indicated following this sentence) and is the only Lease or agreement between the undersigned and the Lessor affecting said premises. If none, state “none”.

3.	The undersigned has made no agreements with Lessor or its agents or employees concerning free rent, partial rent, rebate of rental payments or any other type of rental concession (except as indicated following this sentence). If none, state “none”.

4.	The undersigned has accepted and now occupies the premises, and is and has been open for business since , 2006. The Lease term began , 2006, and the rent for said premises has been paid to and including , 2006, in conformity with this Lease agreement. No rent has been prepaid for more than two (2) months. The fixed minimum rent being paid as above is $ per month. If Lessee is not in full possession, whether Lessee has assigned the Lease, sublet all or any portion of the Premises, or otherwise transferred any interest in the Lease or the Premises, Lessee agrees to provide a copy of such assignment, sublease, or transfer upon request.

5.	To the best of Lessee’s knowledge, The Lease is not in default and is in full force and effect. As of the date hereof, the undersigned is entitled to no credit, no free rent and no offset or deduction in rent (except as indicated following this sentence).

6.	All alterations, improvements, additions, build-outs, or construction required to be performed under the Lease have been completed in accordance with the terms of the Workletter attached to the Lease as Exhibit C.

7.	The Lease does not contain and the undersigned doesn’t have any outstanding options or rights of first refusal to purchase the premises or any part thereof or the real property of which the premises are a part.

8.	No actions, whether voluntary or otherwise, are pending against the undersigned under the bankruptcy laws of the United States or any State thereof.

9.	There are currently no valid defenses, counterclaims, off-sets, credits, deductions in rent, or claims against the enforcement of any of the agreements, terms, or conditions of the Lease (except as indicated following this sentence).

10.	The undersigned acknowledges that all the interest of Lessor in and to the above-mentioned

Exhibit F - Page 1

Lease is being duly assigned to MORTGAGEE or one of its affiliates hereunder and that pursuant to the terms thereof (i) all rental payments under said Lease shall continue to be paid to Lessor in accordance with the terms of the Lease unless and until you are otherwise notified in writing by MORTGAGEE, or its successor or assigns and (ii) no modification, revision, or cancellation of the Lease or amendments thereto shall be effective unless a written consent thereto of such mortgagee is first obtained.

11.	The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of the Lessee.
Dated this                      day of                                         , 2006
LESSEE:

Name:
Title:

Exhibit F - Page 2

EXHIBIT G
COMMENCEMENT DATE AGREEMENT
1.0	PARTIES

THIS AGREEMENT made the ___ day of , 2006 is by and between (hereinafter “Lessor”) whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, P.O. Box 7817, Edison, New Jersey, 08818-7817 and (hereinafter “Lessee”) whose address is .

2.0	STATEMENT OF FACTS
2.1	Lessor and Lessee entered into a Lease dated , 2006 (hereinafter “Lease”) setting forth the terms of occupancy by Lessee of approximately ___ rentable square feet on the first (1st) floor (hereinafter “Premises”) at (hereinafter “Building”); and

2.2	The Term of the Lease is for (___) months with the Commencement Date of the initial Term being defined in the Preamble to the Lease as being subject to change under Articles 27 and 43 thereof; and

2.3	It has been determined in accordance with the provisions of Articles 27 and 43 of the Lease that , 2005 is the Commencement Date of the Term of the Lease.
3.0	STATEMENT OF TERMS
          NOW, THEREFORE, in consideration of the Premises and the covenants hereinafter set forth, it is agreed:
3.1	The Commencement Date of the Term of the Lease is , 200___and the Expiration Date of the Term is , 20___, and Paragraphs 6 and 9 of the Preamble to the Lease is modified accordingly.

3.2	Lessee hereby represents to Lessor that to Lessee’s knowledge (i) there exists no default under the Lease either by Lessee or Lessor; and (ii) there exists no offset, defense or counterclaim to Lessee’s obligation under the Lease.

3.3	This Agreement is executed by the parties hereto for the purpose of providing a record of the Commencement and Expiration Dates of the Lease.
     EXCEPT as modified herein, the Lease covering the Premises shall remain in full force and effect as if the same were set forth in full herein and Lessor and Lessee hereby ratify and confirm all the terms and conditions thereof.
     THIS AGREEMENT shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
     EACH PARTY AGREES that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.
     IN WITNESS THEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written and acknowledge one to the other they possess the requisite authority to enter into this transaction and to sign this Agreement.

LESSOR		LESSEE

By:		By:
	Michael A. Grossman Executive Vice President		Sara M. Antol General Counsel and Secretary

Exhibit G - Page 1

Exhibit H
Intentionally omitted

Exhibit H - Page 1